SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[    ]  Preliminary Proxy Statement
[    ]  Confidential, for use by the Commission only (as permitted by Rule
        14a-6(e)(2))
[  X ]  Definitive  Proxy  Statement
[    ]  Definitive  Additional Materials
[    ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                              XPEDITE SYSTEMS, INC.
 ................................................................................
                (Name of Registrant as Specified in its Charter)

 ................................................................................
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)     Title of each class of securities to which transaction applies:
                ...............................................................
         2)     Aggregate number of securities to which transaction applies:
                ...............................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ...............................................................
         4)     Proposed maximum aggregate value of transaction:
                ...............................................................
         5)     Total fee paid:
                ...............................................................

[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount previously paid:
                ...............................................................
         2)     Form, Schedule or Registration Statement No.:
                ...............................................................
         3)     Filing Party:
                ...............................................................
         4)     Date Filed:
                ...............................................................

                              XPEDITE SYSTEMS, INC.
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 15, 1997
                              ---------------------


           NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of XPEDITE SYSTEMS, INC., a Delaware corporation (the "Company"), will be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724, on Thursday, May 15, 1997, at 10:30 a.m., Eastern Standard Time, for the following purposes:

           1.   To elect two Class 1 Directors;

           2. To ratify and approve the Company's independent public accountants for fiscal 1997; and

           3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

           The Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

           A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 446 Highway 35, Eatontown, New Jersey 07724, and will also be available for examination at the Annual Meeting until its adjournment.

           YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                By Order of the Board of Directors


                                Roy B. Andersen, Jr.
                                President and Chief Executive Officer

Eatontown, New Jersey
April 14, 1997

--------------------------------------------------------------------------------

                                    IMPORTANT

           YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO THE COMPANY'S TRANSFER AGENT AT FIRST UNION NATIONAL BANK OF NORTH CAROLINA, ATTENTION: PROXY TABULATION DEPARTMENT, TO BE RECEIVED NO LATER THAN MAY 14, 1997. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT


                              XPEDITE SYSTEMS, INC.
                                 446 HIGHWAY 35
                           EATONTOWN, NEW JERSEY 07724

                             -----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 15, 1997
                             -----------------------

                     SOLICITATION AND REVOCATION OF PROXIES


           The enclosed proxy is solicited by and on behalf of the Board of Directors of XPEDITE SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 15, 1997 at 10:30 a.m., Eastern Standard Time, at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way, Eatontown, New Jersey, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

           In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company is being mailed on or about April 14, 1997 to each stockholder of record as of the close of business on April 4, 1997.


                              VOTING AT THE MEETING

           The Company had 8,956,611 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of April 4, 1997. Holders of record of shares of Common Stock at the close of business on April 4, 1997 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record.

           Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 446 Highway 35, Eatontown, New Jersey 07724, Attention: Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors nominated herein and FOR the ratification and approval of Ernst & Young LLP as the Company's independent public accountants, and as to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the proxy holder. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

                  NOMINATION AND ELECTION OF CLASS 1 DIRECTORS
                                  (PROPOSAL 1)

           The persons named in the enclosed proxy will vote to elect the two nominees named below under "Nominees for Class 1 Director" unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as the Class 1 Directors. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. The Class 1 Directors are to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

           The names and certain information concerning the persons nominated to be elected as Class 1 Directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR CLASS 1 DIRECTOR". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as directors if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors and executive officers, including nominees, is relevant to your consideration of the slate proposed by your Board of Directors:

DIRECTORS AND EXECUTIVE OFFICERS

      The current Directors and executive officers of the Company are as follows:

           NAME                             AGE              POSITION WITH THE COMPANY
         ---------                         ------            ---------------------------

Roy B. Andersen, Jr.                        48               President, Chief Executive Officer and Director
Robert S. Vaters                            36               Executive Vice President, Finance, Chief Financial
                                                             Officer and Secretary
Max A. Slifer                               49               Executive Vice President, North American Operations
George Abi Zeid                             44               Executive Vice President, International Operations
Dennis Schmaltz                             49               Vice President, Operations and Engineering
John C. Baker(1)                            47               Director
Philip A. Campbell(1)                       60               Director
Robert Chefitz(2)                           37               Director
David Epstein(2)                            64               Director

----------
(1)      Member of Compensation Committee
(2)      Member of Audit Committee

         The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class 1 Director
Robert Chefitz and Philip A. Campbell expire in 1997, the term of Class 2 Director Roy B. Andersen, Jr. expires in 1998 and the terms of Class 3 Directors John C. Baker and David Epstein expire in 1999. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. There are no family relationships among the Company's officers and Directors.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

         During the fiscal year ended December 31, 1996, the Board of Directors held a total of eight meetings. Each member of the Board of Directors attended more than 75% of the meetings of the Board and of the committees of which he was a member.

         The standing committees of the Board of Directors are the Compensation Committee and the Audit Committee. The Board of Directors has no nominating committee or committee performing a similar function.

         The Compensation Committee, which met on one occasion in fiscal 1996, is responsible for determining the compensation of executive officers and the Company's non-executive officer employee compensation structure. The Compensation Committee currently consists of John C. Baker and Philip A. Campbell.

         The Audit Committee, which met on one occasion in fiscal 1996, is responsible for (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Audit Committee currently consists of Robert Chefitz and David Epstein.

NOMINEES FOR CLASS 1 DIRECTOR

         The following persons' names will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

         PHILIP A. CAMPBELL has served as a director of the Company since April 1996. Mr. Campbell has served since April 1995 as Chairman of Tele-Resources International, Inc., a telecommunications consulting and investment firm. Mr. Campbell was engaged in private consulting from May 1994 to April 1995. From July 1991 to May 1994, Mr. Campbell served as Chairman of CDC Communications, Inc., a telecommunications consulting firm. From January 1988 to January 1991, Mr. Campbell served as a Director, Vice Chairman and Chief Financial Officer of Bell Atlantic Corporation. From February 1959 to January 1988, Mr. Campbell served in a variety to positions with Bell Atlantic Corporation (including service as a Director of Bell Atlantic Corporation and as President of Bell Atlantic Network Services Inc. from July 1983 to January 1988), New Jersey Bell Telephone Company, Indiana Bell Telephone Company, Illinois Bell Telephone Company and AT&T.

         ROBERT CHEFITZ has served as a director of the Company since June 1992. Mr. Chefitz joined Patricof & Co. Ventures, Inc., a multinational venture capital company, in 1987. He has been a Vice President of Patricof & Co. Ventures, Inc. since 1991. Previously, Mr. Chefitz was a Senior Associate with Golder, Thoma & Cressey, a leading venture capital fund firm. Mr. Chefitz is a director of Protection One Services, as well as several private companies.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

         ROY B. ANDERSEN, JR. is the Company's Chief Executive Officer and has been President and a Director of the Company since its formation in July 1988. From February 1987 until July 1988, Mr. Andersen served as Executive Vice President and Chief Operating Officer of Electronic Courier Systems, Inc. From 1980 to 1987, Mr. Andersen was employed by Western Union, where he helped develop its EasyLink electronic mail service. At Western Union, Mr. Andersen served as Vice President of Telex and EasyLink marketing, from 1986 to 1987. Mr. Andersen also served as the Vice Chairman of the Electronic Mail Association of America, a professional electronic mail association, from 1985 to 1987.

         ROBERT S. VATERS has served as Executive Vice President, Finance, Chief Financial Officer and Secretary since June 1996. From April 1993 until June 1996, Mr. Vaters was employed by Young & Rubicam, Inc. where he served as a Senior Vice President and Treasurer. From 1989 to 1993, Mr. Vaters served as Vice President and Treasurer of Sequa Capital Corporation. Prior to 1989, Mr. Vaters spent seven years as a commercial banker. Mr. Vaters is a director of Rockford Industries, Inc.

         DENNIS SCHMALTZ has served as Vice President, Operations and Engineering, since the inception of the Company. Prior to joining the Company he was employed by Telentry Systems, Inc. in 1985 and as director of development of Electronic Courier Systems, Inc. from March 1986 to July 1988. Prior to joining Telentry Systems, Inc., Mr. Schmaltz was employed by Onetix, Inc., which was involved in the development of the original technology utilized by the Company to convert word processing documents to fax documents.

         MAX A. SLIFER has served as Executive Vice President of North American Operations of the Company since June 1994. From 1989 to 1994, Mr. Slifer was the Company's Vice President of Sales and Marketing. Prior to joining the Company, he served in various sales management positions with Western Union. From 1987 to 1988, he served as Western Union's Vice President of sales and distribution and prior to that was Western Union's national Vice President of cellular telephone sales and regional Vice President of sales. He joined Western Union in 1974.

         GEORGE ABI ZEID has served as the Company's Executive Vice President of International Operations since November 1995. Mr. Abi Zeid founded Swift Global Communications Inc. ("Swift") in 1980, and was its President and Chief Executive Officer from its formation until its acquisition by the Company in November 1995. Mr. Abi Zeid served as the President and Chief Operating Officer of each of ViTel International Holding Company, Inc. ("ViTel"), from January 1995, and Comwave Communications AG ("Comwave"), from November 1994, until they were acquired by the Company in November 1995.

         JOHN C. BAKER has served as a director of the Company since June 1992. In September 1995, Mr. Baker founded Baker Capital Corp., a private equity investment management firm, and serves as its President. From 1981 to 1995, Mr. Baker was employed by Patricof & Co. Ventures, Inc., a multinational venture capital company, most recently as Senior Vice President. Mr. Baker is a director of American Mobile Satellite Corporation, Intermedia Communications, Inc., Resource Bancshares Mortgage Group, Inc., FORE Systems, Inc. and of several private companies, including AirNet Communications, Inc.

         DAVID EPSTEIN has served as a director of the Company since June 1992. Mr. Epstein has specialized in the commercial real estate industry since 1963. Mr. Epstein is currently President and the controlling shareholder of Clarion Capital Corp., a corporation engaged in the acquisition and syndication of commercial real estate properties. Mr. Epstein is also a principal shareholder of First Registry, Inc., a corporation engaged in the acquisition and syndication of commercial real estate properties, as well as a general partner in numerous limited partnerships. Mr. Epstein has acted as an advisor to nationwide retail chains with respect to commercial real estate. Mr. Epstein owns several shopping centers in Connecticut, New York and Michigan, in addition to industrial properties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 4, 1997, by all persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each director and officer of the Company, and all directors and executive officers of the Company as a group.



                                                                                   SHARES BENEFICIALLY OWNED
                                                                               -----------------------------------
  NAME OF BENEFICIAL OWNER                                                        NUMBER                PERCENT
-----------------------------                                                  -------------           -----------
Robert Chefitz
Patricof & Co. Ventures, Inc.
445 Park Avenue
New York, NY  10022......................................................         1,774,171(1)(3)           19.8%

APA Excelsior III, L.P.
Patricof & Co. Ventures, Inc.
445 Park Avenue
New York, NY  10022......................................................         1,121,882(2)              12.5%

Finance Management Ltd.
2100-1066 West Hastings Street
Vancouver, BC V6E 3X1
Canada...................................................................           598,379                  6.7%

David Epstein
830 Post Road East
Westport, CT 06880.......................................................           545,895(3)               6.1%

Roy B. Andersen, Jr......................................................           304,131(4)               3.4%

George Abi Zeid..........................................................           223,150                  2.5%

Max A. Slifer............................................................           169,652(5)               1.9%

Dennis Schmaltz..........................................................           168,752(6)               1.9%

John C. Baker............................................................            25,000(3)                  *

Philip A. Campbell.......................................................            17,666(7)                  *

Robert S. Vaters.........................................................            20,000(8)                  *

All officers and directors as a group (9 persons)........................         3,248,417(9)              35.0%


----------
* Less than one percent (1%).

(1) Includes shares owned by the Capital Funds, as follows: 1,121,882 shares owned by APA Excelsior III, L.P.; 427,634 shares owned by Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P.; 142,417 shares owned by APA/Fostin Pennsylvania Venture Capital Fund, L.P.; and 57,238 shares owned by CIN Venture Nominees, Ltd. Mr. Chefitz disclaims beneficial ownership of such shares. Mr. Chefitz, a director of the Company, is a general partner of, or an officer of the general partner of, each of the Capital Funds.
(2) Does not include any shares owned by the other Capital Funds. APA Excelsior III, L.P. is an affiliate of Patricof & Co. Ventures, Inc.
(3) Includes 25,000 shares of Common Stock issuable upon exercise of stock warrants that are exercisable on or prior to June 4, 1997.

(4) Includes 105,881 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 4, 1997.
(5) Includes 61,352 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 4, 1997.
(6) Includes 55,082 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 4, 1997.
(7) Includes 16,666 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 4, 1997.
(8) Includes 20,000 shares of Common Stock issuable upon exercise of stock options that are exercisable on or prior to June 4, 1997.
(9) Includes 1,749,171 shares of Common Stock owned by the Capital Funds, as to which Mr. Chefitz disclaims beneficial ownership. Also includes 333,981 shares of Common Stock issuable upon the exerciseof stock options and warrants that are exercisable on or prior to June 4, 1997.

EXECUTIVE COMPENSATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, the four most highly compensated executive officers of the Company and a former executive officer of the Company who received an annual salary and bonus in excess of $100,000 (the "Named Executive Officers") for the year ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE


                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                   ANNUAL COMPENSATION                   AWARDS
                                                       ---------------------------------------------  -------------
                                                                                                       SECURITIES
                                              YEAR        SALARY          BONUS       OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION                                 ($)            ($)      COMPENSATION ($)     OPTIONS (#)
---------------------------                  ------    -----------     -----------  ----------------  -------------


Roy B. Andersen, Jr., President and
  Chief Executive Officer ................   1996      $  273,659      $  128,590     $  65,626(4)          40,000
                                             1995         204,908         134,531           348             80,000
                                             1994         189,857         142,500        85,368(1)          37,500

George Abi Zeid, Executive Vice
  President, International Operations ....   1996      $  289,613      $   60,000     $   2,468                  0
                                             1995 (2)

Max A. Slifer, Executive Vice President -
  North American Operations...............   1996      $  204,220      $   85,190     $  33,485(4)          20,000
                                             1995         164,289          83,225         4,548             14,000
                                             1994         144,782          79,800         4,548             30,000


Dennis Schmaltz, Vice President -
  Operations and Engineering .............   1996      $  174,335      $   63,310     $  33,579(4)          20,000
                                             1995         140,234          73,780         1,188             13,000
                                             1994         129,824          71,200           768             30,000


Robert S. Vaters, Executive Vice
  President, Finance, and Chief Financial
  Officer.................................   1996      $   85,481(3)   $   63,310     $     950             80,000

Stuart S.Levy (5).........................   1996      $  174,147      $        0     $  21,310(4)          27,500
                                             1995         130,494          69,037           576             13,000
                                             1994         120,789          66,800           576             37,500


----------
(1) Includes relocation expenses in the amount of $84,600.
(2) Mr. Abi Zeid joined the Company in November 1995. His total compensation for the period of November 20, 1995 through December 31, 1995, did not exceed $100,000 and was therefore not included in the above table for such period.
(3) Mr. Vaters joined the Company in June 1996, and the salary information reflects only the period from that date through December 31, 1996.
(4) Includes the taxable value of options vested under the Officers' Contingent Stock Option Plan, as follows: Mr. Andersen - $63,172; Mr. Slifer - $31, 577; Mr. Schmaltz - $31, 577; Mr. Levy - $19,731.
(5) Mr. Levy was the Company's Vice President, Finance and Chief Financial Officer until July 1996, and served in a general finance capacity with the Company until March 31, 1997.

         The Named Executive Officers' salaries were determined in accordance with such individuals' employment agreements. Bonus and option compensation were determined by the Company's Board of Directors. Mr. Andersen did not participate in the determination of his bonus or option compensation.

         STOCK OPTIONS. The following table contains information concerning the stock options granted during 1996 to the Named Executive Officers.



                       OPTIONS GRANTED IN LAST FISCAL YEAR



                                           INDIVIDUAL GRANTS
                           ---------------------------------------------------

                                                                                    POTENTIAL REALIZABLE
                            NUMBER OF     % OF TOTAL                                  VALUE AT ASSUMED
                           SECURITIES       OPTIONS                                 ANNUAL RATES OF STOCK
                           UNDERLYING     GRANTED TO    EXERCISE                      PRICE APPRECIATION
                            OPTIONS       EMPLOYEES      OR BASE                      FOR OPTION TERM(2)
                            GRANTED          IN           PRICE     EXPIRATION   -----------------------------
   NAME                       (#)        FISCAL YEAR   ($/SH)(1)       DATE           5%($)           10%($)
--------------             -----------   -----------   ---------    ----------   -------------    ------------
Roy B. Andersen, Jr.....    40,000(3)          8.0%    $   0.00       4/22/06    $  1,384,560     $ 2,204,681
George Abi Zeid.........        0              0.0%           0         --                  0               0
Max A. Slifer...........    20,000(3)          4.0%    $   0.00       4/22/06    $    692,280     $ 1,102,341
Dennis Schmaltz.........    20,000(3)          4.0%    $   0.00       4/22/06    $    692,280     $ 1,102,341
Robert S. Vaters........    80,000(4)         16.0%    $  17.50       8/28/06    $    488,668     $   778,123
Stuart S. Levy..........    15,000(5)          3.0%    $  16.25       4/08/06    $    122,167     $   194,531
                            12,500(3)          2.5%    $   0.00       4/22/06    $    432,675     $   688,963


----------
(1) Incentive Stock Options were granted at market value at the date of grant for a term of ten years, subject to vesting and to earlier termination in certain instances. Officers' Contingent Stock Options were granted with no cost to exercise, and vest to the officer in equal 48 monthly increments.
(2) Calculation of potential realizable value is based on the closing price of the Common Stock at December 31, 1996 ($21.25) minus the exercise price per share, times the number of options held by the named executive officer, increased at the indicated rate and compounded annually through the stated expiration date. These gains are based on arbitrary compounded rates of growth of stock prices mandated by the Securities and Exchange Commission of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company's estimate or projection of future prices of the Common Stock. There is no assurance that the value that may be realized by any Named Executive Officer upon exercise of his options will be at or near the value estimated in the foregoing table.
(3) Stock options were granted under the first tranche of the Company's Officers' Contingent Stock Option Plan.
(4) Stock options were granted under the Company's 1996 Incentive Stock Option Plan.
(5) Stock options were granted under the Company's 1993 Incentive Stock Option Plan.

         OPTIONS EXERCISED AND HOLDINGS. The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1996 by the Named Executive Officers.


                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                    SHARES       VALUE         FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(2)
                                 ACQUIRED ON   REALIZED     -------------------------  -----------------------------
     NAME                        EXERCISE(#)      (1)       EXERCISABLE  UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
---------------                  -----------  ------------  -----------  ------------  -------------  --------------
Roy B. Andersen, Jr...........            0             0      180,216       109,284     $2,849,816      $1,522,311
George Abi Zeid...............            0             0            0             0              0               0
Max A. Slifer.................       50,100   $ 1,039,575       44,433        42,267        480,527         704,499
Dennis Schmaltz...............       65,355   $ 1,356,116       38,258        41,767        359,145         700,874
Robert S. Vaters..............            0             0       10,000        70,000         37,500         262,500
Stuart S. Levy................       10,260   $   213,025       49,242        38,498        433,393         437,833


----------
(1) Calculation of value realized is based on the closing price of the Common Stock at December 31, 1996 ($21.25) minus the exercise price per share, times the number of shares acquired upon the exercise of stock options by the Named Executive Officer.
(2) Calculation of the value of unexercised in-the-money options at December 31, 1996 is based on the closing price of the Common Stock at December 31, 1996 ($21.25) minus the exercise price per share of the options granted, times the number of options held by the Named Executive Officer.

EMPLOYMENT AGREEMENTS

         As discussed more particularly below, the Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements prohibit the Named Executive Officers from competing with the Company for a period of one year after termination of employment. Each of such agreements provides that in the event the executive is unable, as a result of mental or physical incapacity, to perform his duties on behalf of the Company, his participation in the Company's benefit plans will continue for six months after such incapacity occurs. Each of such agreements also provides that upon the termination of such agreement by the Company under certain circumstances, or upon the termination of such agreement by the executive under certain circumstances (including upon a change in control of the Company), the executive will continue to receive the benefits provided for under his agreement as well as payments of salary and bonus, for a specified period following termination of employment. Such agreements also provide for a monthly car allowance. The agreements of Messrs. Andersen and Schmaltz also provide that, upon an event of termination of employment, such executives' non-vested options may become immediately exercisable.

         Under the terms of Mr. Andersen's agreement, he is entitled to receive an annual base salary in an amount equal to $130,000, or such greater amount as may be fixed by the Board of Directors. As of December 31, 1996, Mr. Andersen received a base salary of $275,000. The agreement also provides that Mr. Andersen may receive a bonus at the discretion of the Board of Directors. Mr. Andersen's employment agreement, entered into as of October 1, 1988, presently expires on September 30, 1997, and has an automatic renewal provision for two years. Mr. Andersen has been granted stock options under the Company's 1992 Incentive Stock Option Plan (the "1992 Plan") to purchase up to 235,000 shares of the Company's Common Stock at an exercise price of $0.50 per share. In addition, Mr. Andersen was granted stock options in 1994 under the Company's 1993 Incentive Stock Option Plan (the "1993 Plan") to purchase up to 37,500 shares of the Company's Common Stock at an exercise price of $15.00 per share. Mr. Andersen was also granted Performance Options in 1996 under the Company's Officers' Contingent Stock Option Plan to purchase up to 40,000 shares of the Company's Common Stock at an exercise price of $0 per share. As of the date hereof, Mr. Andersen has exercised options to purchase 209,250 shares of such Common Stock.

         Under the terms of Mr. Vaters' agreement, he is entitled to receive an annual base salary in an amount equal to $175,000, or such greater amount as may be fixed by the Board of Directors. As of December 31, 1996, Mr. Vaters received a base salary of $175,000. The agreement also provides that Mr. Vaters may receive a bonus at the discretion of the Board of Directors. Mr. Vaters' employment agreement, entered into as of June 27, 1996, presently expires on June 26, 1997, and has an automatic renewal provision of one year. Mr. Vaters' employment agreement prohibits him from competing with the Company for a period of one year after termination of employment. Such agreement also provides that upon the termination of such agreement by the Company under certain circumstances, or upon the termination of such agreement by Mr. Vaters under certain circumstances (including upon a change in control of the Company), Mr. Vaters will continue to receive salary and benefits as provided in his agreement for a specified period following termination of employment. Mr. Vaters has been granted stock options under the 1996 Incentive Stock Option Plan to purchase 80,000 shares of Common Stock at an exercise price of $17.50 per share. As of the date hereof, Mr. Vaters has not exercised any options to purchase shares of such Common Stock.

         Under the terms of Mr. Slifer's agreement, he is entitled to receive an annual base salary in an amount equal to $93,000, or such greater amount as may be fixed by the Board of Directors. As of December 31, 1996, Mr. Slifer received a base salary of $205,000. The agreement also provides that Mr. Slifer may receive a bonus at the discretion of the Board of Directors. Mr. Slifer's employment agreement, entered into as of May 1, 1990, presently expires on December 31, 1997, and has an automatic renewal provision of one year. Mr. Slifer has been granted stock options under the 1992 Plan to purchase 140,000 shares of Common Stock at an exercise price of $0.50 per share. In addition, Mr. Slifer was granted stock options in 1994 under the Company's 1993 Plan to purchase up to 30,000 shares of the Company's Common Stock at an exercise price of $15.00 per share. Mr. Slifer was also granted Performance Options in 1996 under the Company's Officers' Contingent Stock Option Plan to purchase up to 20,000 shares of the Company's Common Stock at an exercise price of $0 per share. As of the date hereof, Mr. Slifer has exercised options to purchase 117,300 shares of such Common Stock.

         Under the terms of Mr. Schmaltz's agreement, he is entitled to receive an annual base salary in an amount equal to $86,000, or such greater amount as may be fixed by the Board of Directors. As of December 31, 1996, Mr. Schmaltz received a base salary of $175,000. The agreement also provides that Mr. Schmaltz may receive a bonus at the discretion of the Board of Directors. Mr. Schmaltz's employment agreement, entered into as of October 1, 1988, presently expires on September 30, 1997, and has an automatic renewal provision of one year. Mr. Schmaltz has been granted stock options under the 1992 Plan to purchase 140,000 shares of Common Stock at an exercise price of $0.50 per share. In addition, Mr. Schmaltz was granted stock options in 1994 under the Company's 1993 Plan to purchase up to 30,000 shares of the Company's Common Stock at an exercise price of $15.00 per share. Mr. Schmaltz was also granted Performance Options in 1996 under the Company's Officers' Contingent Stock Option Plan to purchase up to 20,000 shares of the Company's Common Stock at an exercise price of $0 per share. As of the date hereof, Mr. Schmaltz has exercised options to purchase 122,975 shares of such Common Stock.

         Under the terms of Mr. Abi Zeid's agreement, he is entitled to receive an annual base salary in an amount equal to $250,000. In addition, Mr. Abi Zeid is entitled to receive an annual bonus of up to eighty percent (80%) of his annual salary, as may be determined by the Board of Directors of the Company or a committee designated by the Board. Mr. Abi Zeid's employment agreement was entered into as of November 20, 1995, and expires on November 19, 1998. Mr. Abi Zeid's employment agreement prohibits him from competing with the Company for a period of two years after termination of employment. Such agreement also provides that upon the termination of such agreement by the Company under certain circumstances, or upon the termination of such agreement by Mr. Abi Zeid under certain circumstances (including upon a change in control of the Company), Mr. Abi Zeid will continue to receive the benefits provided for under his agreement as well as payments of salary and bonus, for a specified period following termination of employment.

         In April 1996, the Company issued warrants to each of Messrs. Baker, Campbell, Chefitz and Epstein to purchase 25,000 shares of Common Stock, for an aggregate of up to 100,000 shares of Common Stock, at an exercise price of $17.50 per share (fair value at date of grant). In addition, in April 1996 the Company reserved 200,000 shares of Common Stock for issuance pursuant to options which may be granted to certain executive officers of the Company, pursuant to an Officers' Contingent Stock Option Plan (the "Plan"), which were to be awarded upon the achievement by the Company of certain performance targets based upon the price per share of the Common Stock (the "Performance Options"). Specifically, under the first tranche of the Plan such executives were to be awarded up to an aggregate of 100,000 Performance Options, if the average price per share of the Company's Common Stock during a 90-day period commencing prior to December 31, 1996 was greater than $22.50. Because such performance was achieved during 1996, 92,500 of such Performance Options were granted on July 21, 1996. Performance Options vest over a four-year period from the date of award. There is no exercise price for the Performance Options, and therefore such options will result in a compensation charge over the vesting period. Under the second tranche of the Plan, such executives were to have been awarded an aggregate of 100,000 Performance Options, or the remainder of the total number of Performance Options, if the average price per share of the Company's Common Stock during a 90-day period commencing prior to December 31, 1997 was greater than $30.00. In 1997, the Board adopted resolutions to amend the Plan to delete the second tranche of the Performance Options and provide instead that, in the event of a merger or consolidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition by any party of 51% or more of the Common Stock or a liquidation or dissolution of the Company following which the Company's business is conducted by another entity, the holders of incentive stock options (including senior, mid-level and low-level management and staff of the Company) are entitled to a bonus in the form of a reduction of the total exercise price of the options held by each optionholder as of the date of the such sale to purchase Common Stock under the Company's Incentive Stock Option Plans. Such amendment to the Plan and the details thereof have not been finalized, and are subject to change.

NON-EMPLOYEE DIRECTOR COMPENSATION

         Each member of the Board of Directors who is not an employee of the Company receives compensation of $1,500 per meeting for serving on the Board of Directors. The Company also reimburses Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. In addition, in April 1996 pursuant to the Non-Employee Directors' Warrant Plan, each non-employee director of the Company was granted a warrant to purchase 25,000 shares of Common Stock at a purchase price of $17.50 per share, which was the fair market value of the Common Stock on the date of grant. The shareholders of the Company ratified and approved the Non-Employee Directors' Warrant Plan at the Annual Meeting of Stockholders on October 1, 1996.

         In 1997, the Board of Directors appointed a special committee, consisting of Philip A. Campbell and Robert Chefitz, to evaluate the strategic alternatives that may be available to the Company to enhance stockholder value. Messrs. Campbell and Chefitz each received a $25,000 retainer and are each entitled to receive $1,500 per eight hours worked for serving on the special committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         For the fiscal year ended December 31, 1996, the Compensation Committee of the Company's Board of Directors consisted of John C. Baker and Philip A. Campbell. Neither Mr. Baker nor Mr. Campbell is, nor has either of them ever been, an executive officer of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") consists of John C. Baker and Philip A. Campbell. The Committee is charged with reviewing and approving compensation of the Company's executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to receive stock options exercisable for the purchase of Common Stock of the Company. The Committee is charged with the responsibility of granting stock options to employees.

         The Company has previously entered into employment agreements with each of the Named Executive Officers covered in the Summary Compensation Table above. Each of such persons receives a base salary with increases at the discretion of the Committee and is eligible to receive a bonus in accordance with such contracts at the discretion of the Committee. In general, bonuses are calculated using as criteria the Company's performance and the performance of the executive during the relevant year.

         The Company's executives are eligible to receive stock options in accordance with the Company's stock option plans. The objectives of such participation are to align the long-term interests of executives and stockholders by encouraging executives to develop and maintain a significant, long-term stock ownership position in the Company. The Committee has the responsibility of granting stock options to executives and other employees. In granting stock options, the Committee takes into account Company performance and individual performance. Company performance is measured by increases in earnings and, to a lesser extent, increases in revenues, and individual performance is measured by the individuals' contributions to such enhanced performance.

         The Company's President and Chief Executive Officer, Roy B. Andersen, Jr., received compensation in 1996 determined in accordance with the provisions of his employment agreement with the Company. Mr. Andersen's base salary for 1996 was increased from the 1995 level based on the Committee's judgment as to the appropriate amount to be paid to Mr. Andersen taking into consideration, among other things, the achievement by the Company of increased operating income, EBITDA and earnings for 1995. Mr. Andersen's bonus for 1996 was determined by the Committee based on the Committee's judgment as to the appropriate bonus to be paid to Mr. Andersen taking into consideration, among other things, the overall increase in the Company's financial strength in 1996, including, but not limited to, the fact that earnings per share increased to $1.20 in 1996 from $0.92 in 1995 (after adjustment for the write-off of in-process research and development) and EBITDA increased to $29.1 million in 1996 from $12.0 million in 1995. Mr. Andersen was also awarded stock options, under the Officers' Contingent Stock Option Plan, to purchase 40,000 shares of the Company's Common Stock.


                                                       John C. Baker
                                                       Philip A. Campbell

                                PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total return to stockholders since the closing of its initial public offering on February 14, 1994, with that of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a peer group index (the "Peer Group Index") consisting of those public companies traded on an exchange and listed under the same standard industry classification code as the Company (SIC No. 7379: Computer Related Services, Not Elsewhere Classified). The total return calculations set forth below assume $100 invested on February 14, 1994, in each of the Company, the S&P 500 Index and the Peer Group Index, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 1996. Historical results are not necessarily indicative of future performance.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG THE COMPANY, THE S&P 500 INDEX
                            AND THE PEER GROUP INDEX

[The following points represent a chart in the printed version]

             XPEDITE SYSTEMS, INC.         PEER GROUP      S&P 500 INDEX

2/14/94             100.00                    100.00          100.00

12/31/94            135.00                    120.58          97.99

12/31/95            103.33                    142.18          134.82

12/31/96            141.67                    258.40          165.77

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Not applicable.


                          RATIFICATION AND APPROVAL OF
                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 2)

                  The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the year ended December 31, 1997. Ernst & Young LLP has audited the Company's financial statements since 1990.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1997.

                  It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his or her firm, if such representative so desires.


                          TRANSACTION OF OTHER BUSINESS

                  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                          FUTURE STOCKHOLDER PROPOSALS

                  The Company must receive at its principal office before December 15, 1997, any proposal which a stockholder wishes to submit to the 1998 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

                     --------------------------------------

                  Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996. REQUESTS SHOULD BE MAILED TO THE SECRETARY, XPEDITE SYSTEMS, INC., 446 HIGHWAY 35, EATONTOWN, NEW JERSEY 07724. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.


                                       By Order of the Board of Directors


                                       Roy B. Andersen, Jr.
                                       President and Chief Executive Officer



April 14, 1997

                                   APPENDIX A
                                   ----------

Proxy card states the following:

                              XPEDITE SYSTEMS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1997

         Roy B. Andersen, Jr. and Robert S. Vaters and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock of Xpedite Systems, Inc. held of record by the undersigned on April 4, 1997 at the Annual Meeting of Stockholders to be held on May 15, 1997, and at any adjournments, as if the undersigned were present and voting at the meeting.

         The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR each of the proposals set forth on this proxy.

         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

1. ELECTION OF NOMINEES PHILIP A. CAMPBELL AND ROBERT CHEFITZ AS CLASS 1 DIRECTORS OF THE COMPANY

         FOR all nominees     |_|

         WITHHOLD AUTHORITY to vote for all nominees     |_|

         (Instruction: To withhold authority to vote for either nominee, write his name in the space provided.)

         ----------------------------

2. RATIFICATION AND APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1997

         FOR      |_|                 AGAINST  |_|               ABSTAIN  |_|


NOTE: Signatures should agree with the names stencilled
hereon.  When signing as executor, administrator, trustee,
guardian or attorney, please give the title as such.  For
joint accounts or co-fiduciaries, all joint owners or
co-managers should sign.
Dated: ---------------------------------------, 1997
----------------------------------------------------
----------------------------------------------------
----------------------------------------------------

                                   APPENDIX B


                              XPEDITE SYSTEMS, INC.
                               1996 ANNUAL REPORT

                              XPEDITE SYSTEMS, INC.





                                      1996
                                  ANNUAL REPORT

                              XPEDITE SYSTEMS, INC.

                               1996 ANNUAL REPORT


                                TABLE OF CONTENTS



Business Activities of the Company.......................................1

President's Letter.......................................................2

Market for the Company's Common Stock and Related Security
   Holder Matters........................................................4

Selected Financial and Operating Data....................................5

Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................6

Report of Independent Auditors..........................................13

Consolidated Financial Statements.......................................14

Notes to Consolidated Financial Statements..............................20

Shareholder Information.................................................36

[GRAPHIC FLOW CHART SHOWING CUSTOMER ACCESS AND XPEDITE DOCUMENT DISTRIBUTION SYSTEM WHICH APPEARS IN THE PRINTED VERSION]

                       BUSINESS ACTIVITIES OF THE COMPANY

           Xpedite Systems, Inc. ("Xpedite" or the "Company") provides a wide range of computer and fax- based services focused primarily on high volume electronic document distribution. Based in Eatontown, New Jersey, the Company is the leading independent worldwide provider of enhanced fax services ("Enhanced Fax Services"), and now also offers discounted international fax services ("Discounted International Fax Services") via a worldwide network with points of presence in over 70 cities in over 35 countries and over 10,000 fax lines. The Company also provides telex, internet, e-mail and mailgram services.

           In 1988,  the Company  was formed and began  marketing  Enhanced  Fax
Services. From its inception, the Company's focus was on the provision of value-added fax services to the United States market. The Company's growth plan was comprised of three elements: to (1) identify new applications for the Company's fax services and offer messaging capabilities beyond fax (e.g., telex and e-mail); (2) export the Company's service business internationally by operating service bureaus overseas; and (3) as the Enhanced Fax Services business grew and justified domestic and international networks, add new services to the product mix and leverage the Company's sales and marketing distribution network. The tactical execution of this strategy involved the continuous expansion of the Company's sales organization, acquisitions where feasible, continuous development of the enhanced messaging service platform and the selection of the Company's second major product offering: international point-to-point fax service.

           By expanding its sales organization and developing new applications for its services, the Company has become the largest United States provider of Enhanced Fax Services and now offers these services throughout Europe, North America and the Pacific Rim. In many cases, applications that are well proven in the United States are only in the early stages of adoption overseas. In addition, the Company's United States sales and marketing organization continues to identify new applications and expand upon those already established. The international network justified by establishing these services overseas is also being utilized to support the Company's launch and development of its international point-to-point fax services.

           The Company's current strategy is to expand from being primarily a provider of Enhanced Fax Services in North America to become a provider of both Enhanced and Discounted International Fax Services on a worldwide basis. The key elements of the Company's strategic plan are to (1) leverage its proven experience in the Enhanced Fax Services market by continuing to develop new applications for its Enhanced Fax Services and by establishing a leadership position in new markets through "exporting" proven Enhanced Fax Services to geographic areas in which the Company has not historically offered such services; (2) capitalize on the multi-billion dollar market for Discounted International Fax Services by aggressively marketing both its "store and forward" and "real-time" services through its direct sales force, sales agents, resellers and affiliates, and by installing the infrastructure required for the delivery of such services on a worldwide basis; (3) continue to expand and develop its "solution-oriented" direct sales force which the Company believes is one of the key elements of its success; (4) expand the Xpedite network by adding new nodes and leased telecommunications lines in order to continue to lower its fax delivery costs; and (5) increase market share, expand geographic coverage, leverage the Xpedite network, and achieve economies of scale and operating efficiencies through strategic acquisitions, alliances and other business relationships.

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

Xpedite Systems, Inc. experienced very strong growth in 1996, both as a result of acquisitions made in 1995 and due to continued strong performance of our domestic sales and marketing organization. At the same time, we installed our platform for enhanced fax and messaging services in six Pacific Rim countries and launched a new "real time" fax service in 12 countries. This major expansion was accomplished while maintaining strong growth in earnings per share and cash flow.

The launch of our "real time" fax service became practical because of the development of our network systems and sales personnel distributed throughout North America, Europe and the Pacific Rim. This new service competes in the market for regular, international fax calls with a product offering addressing all the major requirements of the international fax user. One of the key features of a "real time" fax is the sender receiving an immediate confirmation of delivery - a very important capability in the point to point fax market. The service further leverages our international network by using the same international leased lines and operating centers as our enhanced services, enabling us to offer customers a significant discount relative to the price they are paying carriers to send faxes internationally. The market for international fax transmissions around the world is about an order of magnitude larger than the market for enhanced fax services. Entering this market brings significant new growth opportunities as we continue to expand our initial business. During 1996, we also achieved very strong growth in volumes, revenues and earnings in our traditional enhanced fax business here in the United States. This business is dominated by our fax broadcast and gateway messaging services. Unit volumes were up approximately 50% and revenues over 35%. The continuing identification of new applications for our services makes us confident that future growth prospects remain bright. Significant growth in the volumes and revenues of our European affiliates also confirms the growing market for our enhanced services overseas.

During 1996, we also continued to enhance our service as well as grow our network. A major new capability added was our "XWEB" service which permits access to our systems via the Internet using standard browser software. In addition, customers can use this tool to retrieve job status information from our system regardless of how the job actually entered the system. We have also expended significant effort integrating the systems of the companies acquired in 1995 and expanding our system capacity. By the end of March 1997, the system in the United States was delivering over 1.5 million fax pages per day.

Besides expanding the system, we have continued to expand our sales force. At the end of 1994, we had only 98 full time sales people, all located in the United States and Canada. By the end of 1996, we had 236 full time sales people, with 80 of them located outside of the United States and Canada. This increase demonstrates our continuing investment in future growth and our delivery on an earlier promise to our shareholders to focus on overseas markets as well as the United States.

All of these efforts contributed to a strong performance on the financial side as well. Revenues increased by 133% from $55,684,000 to $129,848,000. Earnings per share increased from $0.92 in 1995 (exclusive of the non-recurring charge of $7.59 per share) to $1.20 in 1996. Operating cash flow (earnings before interest, income taxes, depreciation and amortization, or EBITDA) increased by 142% to $29,145,000 from $12,030,000 (again the latter figure excludes the non-recurring charge for 1995).

We feel the company has strong potential growth prospects well into the future. During 1995 and 1996, many members of the financial community expressed the opinion that the Internet will eliminate the need for fax. We do not believe this will happen for many of the same reasons that the "paperless office" touted in the early 1980's never became a reality. As we emerge from 1996, more and more data is emerging to support our hypothesis that both fax and the Internet will grow. For example, at the FaxWorld conference in San Francisco in December 1996, industry analysts estimated that six million standalone fax machines were shipped in the United States and Europe alone in 1996. Hardly the sign of an industry in decline. In addition, the many millions of personal computer modems shipped each year now include the ability to send and receive fax. Perhaps one of the most telling indicators is that many Internet service providers are now adding a fax capability. We believe that our set of service offerings and our dedicated, well trained sales organization place Xpedite in a strong position to compete both domestically and internationally. I think 1996 provides ample confirmation that our company has significant growth opportunities and the ability to exploit them. We appreciate your continued support.




Roy B. Andersen, Jr.
President and Chief Executive Officer
April 14, 1997

                         MARKET FOR THE COMPANY'S COMMON
                      STOCK AND RELATED STOCKHOLDER MATTERS


MARKET PRICES

  The Company's Common Stock was included in the Nasdaq National Market, and commenced trading, beginning on February 14, 1994, under the symbol "XPED". On April 4, 1997, the last sale price reported on the Nasdaq National Market for the Common Stock was $19.25 per share. The number of stockholders of record at April 4, 1997 was 181, which number includes certain registered holders who hold Common Stock for an undetermined number of beneficial owners.

  High and low stock prices for the most recent eight quarters were:

Quarter                                  High                   Low
----------------                       ---------              --------

December 31, 1996                   $  23-1/4               $ 16-1/4
September 30, 1996                     27-3/4                 17-1/4
June 30, 1996                          28-1/4                 16-1/4
March 31, 1996                         18-1/4                 14-1/4

December 31, 1995                   $  17-7/8               $ 12-1/2
September 30, 1995                     18-3/4                 13-1/2
June 30, 1995                          23-1/2                 13-1/4
March 31, 1995                         20-3/4                 16-1/4



  The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings for use in the operation and expansion of its business. The Company's term loan prohibits the payment of dividends.

  The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

                            SELECTED FINANCIAL DATA.

  The selected Statement of Operations Data and Balance Sheet Data set forth below are derived from the audited Consolidated Financial Statements of the Company and the related notes thereto. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this Annual Report.


                                                                  YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------------------------
                                               1992          1993(1)         1994         1995(2)         1996
                                             ---------     -----------     ---------      --------      --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
   Service revenues ...................     $   9,400      $  28,341      $  39,523     $  51,840      $ 122,426
   System sales and other .............           629            731          1,906         3,844          7,422
                                            ---------      ---------      ---------     ---------      ---------
      Total net revenues ..............        10,029         29,072         41,429        55,684        129,848

Costs and expenses:
    Cost of sales .....................         4,731         14,000         16,992        21,602         59,977
    Selling and marketing .............         3,284          7,680         11,180        15,059         28,579
    General and administrative ........           982          1,942          2,746         3,964          8,332
    Research and development ..........           569          1,695          2,834         3,415          4,888
    Depreciation and amortization .....           428            975          1,432         2,723          7,619
    Write off of in-process research ..         3,000
       and development costs (3) ......            --             --             --        53,000             --
                                            ---------      ---------      ---------     ---------      ---------

Operating income (loss) ...............            35          2,780          6,245       (44,079)        20,453
Interest income (expense) .............          (523)          (373)           433           233         (3,155)
Other income ..........................            --             --             --            23            254

Income tax expense ....................            --            712          1,950         2,741          7,119
                                            ---------      ---------      ---------     ---------      ---------

Net income (loss) .....................     $    (488)     $   1,695      $   4,728     $ (46,564)     $  10,433
                                            =========      =========      =========     =========      =========

Net income (loss) per common share (5)             --             --      $    0.71     $   (6.67)     $    1.20
Pro forma net income (loss) per common
   share (5) ..........................     $   (0.17)     $    0.34             --            --             --
Weighted average shares outstanding ...         2,826          4,599          6,600         6,982          8,716

OTHER DATA:
Earnings before interest, taxes,
   depreciation and amortization, and
   non-recurring charge ("EBITDA")(4) .     $     467      $   3,967      $   7,919     $  12,030      $  29,145

BALANCE SHEET DATA:
Cash, cash equivalents and short term .     $   1,906      $     472      $  16,139     $   9,076      $   6,680
   investments
Total assets ..........................         5,019         13,962         34,352        72,883         88,391
Long-term debt, excluding current
   maturities .........................         4,201          3,098             13        36,323         27,473
Preferred Stock .......................         6,663          7,262             --            --             --
Stockholders' equity (deficit) ........        (7,502)        (6,599)        27,085        (1,116)        25,137


----------
(1)The Company acquired certain assets from TRT Communications, Inc. as of February 1, 1993.
(2)On November 20, 1995, the Company acquired Swift, ViTel and Comwave. See Note 2 of Notes to Consolidated Financial Statements.
(3)In connection with the acquisitions of Swift, ViTel and Comwave, the Company wrote off $53.0 million of in-process research and development costs.
(4)EBITDA consists of operating income plus depreciation and amortization. For 1995, EBITDA was computed excluding the non-recurring charge resulting from the write-off of in-process research and development. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but it is not intended to be a substitute for or replacement of operating income or reported net income.
(5)Net income per share in 1994, and pro-forma net income per share in 1993, were calculated after giving effect to dividends payable on outstanding Preferred Stock, in the amounts $74,476, and $149,337, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  The following is a discussion of the financial condition and results of operations of the Company for the three years ended December 31, 1994, 1995 and 1996. It should be read in conjunction with the Selected Financial and Operating Data and the Company's Consolidated Financial Statements, the related notes thereto, and the other financial information included elsewhere herein.

  OVERVIEW

  The Company derives the large majority of its revenues from charges for providing fax communications services. Customers are charged based primarily upon the telephone connection time used to make the delivery of a fax communication to each recipient. Although the Company does not have long-term contractual service agreements with its customers, the Company's customers tend to continue to use the Company's fax communications services once they have begun to use such services, and as a result, the Company's operating results benefit from the recurring monthly revenue stream from such customers. The Company also receives revenues from the provision of other messaging services, such as telex and, to a lesser extent, electronic mail and Internet delivery of electronic mail.

  In addition to revenues from electronic document distribution services, the Company generates system sales, royalty and other revenues by selling electronic document distribution systems and components and licensing the Company's software to other enhanced fax communications services providers. System sales generally have been structured to generate royalty income from the purchasers of systems, based on the revenues received by the purchaser from such systems.

  On November 20, 1995, the Company purchased (the "SVC Acquisition") all of the outstanding capital stock of Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave" and collectively with Swift and ViTel, the "SVC Companies"). The SVC Companies provide Enhanced Fax services, including international store and forward fax, gateway messaging, telex, and electronic mail services via a worldwide network of Nodes connected by telecommunications lines leased from common carriers.

  Subsequent to the SVC Acquisitions, the Company has made significant development efforts to integrate the systems of the SVC Companies into the networking plans and architecture the Company deploys. In addition, the Company intends to integrate certain development efforts of the SVC Companies which address feature sets complementary to the Company's system and are intended to minimize the need to have several systems.

  RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain operating data as a percent of net revenues:

                                                   YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                              1996           1995        1994
                                            -------        -------      ------
Net revenues:
Service revenues .......................       94.3%          93.1%       95.4%
System sales and other .................        5.7            6.9         4.6
                                              -----          -----       -----

        Total net revenues .............      100.0          100.0       100.0

    Costs and expenses:
    Cost of sales ......................       46.2           38.8        41.0
    Selling and marketing ..............       22.0           27.0        27.0
    General and administrative .........        6.4            7.1         6.6
    Research and development ...........        3.8            6.2         6.8
    Depreciation and amortization ......        5.9            4.9         3.5
    Write off of in-process research             --           95.2          --
       and development costs............

Operating income (loss) ................       15.7%         (79.2)%      15.1%
                                              =====          =====       =====


    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

        Net revenues increased by 133% to $129.8 million in 1996, from $55.7 million in 1995. Net service revenues for 1996 were $122.4 million compared to $51.8 million in 1995, an increase of 136%. Net service revenues increased by $70.6 million; of this amount the SVC Companies contributed net revenues of $58.3 million. The remaining increase resulted primarily from the efforts of the Company's expanded direct sales force both in penetrating new markets and exploring expanded applications in existing markets. The increase in net service revenues was partially offset by a reduction in the average price per minute charged by the Company for fax deliveries in response to competition.

        System sales and other net revenues were $7.4 million in 1996, compared to $3.8 million in 1995, an increase of $3.6 million. The increase was the result of an increased volume of sales of system upgrades and expansion equipment, and related royalty revenue.

        The Company's gross margins were 53.8% in 1996, compared to 61.2% in 1995. Service margins declined primarily as a result of the SVC acquisitions, which had historically lower gross margins due to operating predominantly in the international market, as compared with the Company's traditional domestic business. The Company has successfully negotiated lower rates with its primary telecommunications service providers in the past, and continues to pursue further negotiations to improve its service margins. The Company also continues its program to expand its network and utilize least cost routing to reduce its telecommunications costs, including direct interconnections with local exchange carriers. The Company's expansion of its world wide network will further enhance it least cost routing capabilities. The benefits realized from such negotiations have enabled the Company to respond to competition by providing preferential pricing, including volume discounts, to its high volume customers. The Company expects that successful future negotiations with telecommunication service providers will mitigate the impact on gross margins of declining prices. Margins on system sales and other revenues decreased slightly to 62.0% in 1996, compared to 62.1% in 1995, primarily as a result of product mix.

        Selling and marketing expenses increased by 89.8% to $28.6 million in 1996, from $15.1 million in 1995. Selling and marketing expenses as a percentage of net revenues decreased to 22.0% in 1996 from 27.0% in 1995, primarily as a result of the SVC Acquisitions. The SVC Companies, which operated predominantly in the international market, have historically higher ratios of revenue to selling expenses than those typically experienced by the Company's in its traditional domestic market. The Company has continued to expand its sales and marketing organization, increasing its sales force by 71 salespersons to a total of 236 at December 31, 1996; 156 of such salespersons were operating in North America and 80 internationally. The Company has also expanded its customer care, sales support, marketing, and product management functions to a total of 120 employees at December 31, 1996, in support of the significant increase in revenues.

        General and administrative expenses increased by 110.1% to $8.3 million in 1996, from $4.0 million in 1995, both as a result of the additional administrative overhead costs related to the Company's domestic growth, as well as the SVC Companies. General and administrative expenses as a percentage of net revenues decreased to 6.4% in 1996 from 7.1% in 1995, as a result of consolidation of administrative and financial functions.

        Research and development expenses increased by 43.1% to $4.9 million in 1996, from $3.4 million in 1995. This increase was primarily due to costs for developing enhancements and new services and features on the Company's systems. Research and development expenses as a percentage of net revenues decreased to 3.8% in 1996 from 6.2% in 1995, primarily due to the increased revenue base resulting from the SVC Acquisitions.

        EBITDA increased by 142.3% to $29.1 million in 1996, from $12.0 million, excluding the write off of in-process research and development costs, in 1995. EBITDA as a percentage of net revenues increased slightly to 22.4% in 1996, from 21.6%, excluding the write off of in-process research and development costs, in 1995. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but is not intended to be a substitute for or replacement of operating income or reported net income.

        Depreciation and amortization increased to $7.6 million in 1996, from $2.7 million in 1995, as a result of the SVC Acquisitions in November 1995, and as a result of additional capital equipment purchased during 1996 and 1995 to support the growth in revenue.

        The Company had operating income of $20.5 million in 1996, or 15.7% of net revenues, as compared to an operating loss of $44.1 million in 1995. Operating income in 1995 exclusive of the write-off of in-process research and development was $8.9 million, or 16.0% of net revenue.

        Interest expense, net of interest income, was $3.2 million in 1996, compared to net interest income of $0.2 million in 1995, related to bank debt obtained, and subordinated notes issued, to finance the SVC Acquisitions.

        Income tax expense in 1996 was $7.1 million or 40.6% of income before income taxes, compared to $2.7 million, or 6.3% of the loss before income taxes in 1995. The effective rate in 1995, exclusive of the write off of the in-process research and development costs in connection with the SVC Acquisitions (a non-deductible item) was 30%. For information concerning the provision for income taxes as well as information regarding differences between effective tax rates and statutory rates, see Note 6 of the Notes to the Consolidated Financial Statements.

        As a result of the factors discussed above, the Company's net income for 1996 was $10.4 million, as compared with net loss of $46.6 million in 1995.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

        Net revenues increased by 34.4% to $55.7 million in 1995 from $41.4 million in 1994. Net service revenues for 1995 were $51.8 million compared to $39.5 million in 1994, an increase of 31.2%. Of this increase in net service revenues, the SVC Companies contributed net service revenues of $6.1 million during the period from November 20, 1995 through December 31, 1995. The remaining increase resulted primarily from the efforts of the Company's expanded direct sales force both in penetrating new markets and exploring expanded applications in existing markets. Fax broadcast pages distributed by the Company increased by 40.3% to 150.8 million pages in 1995, from 107.5 million pages in 1994. The increase in net service revenues and pages was partially offset by a reduction in the average price charged by the Company to deliver a fax broadcast page.

        System sales and other net revenues were $3.8 million in 1995, compared to $1.9 million in 1994, an increase of $1.9 million. The increase was the result of an increased volume of sales of system upgrades and expansion equipment, and related royalty revenue.

        The Company's gross margins were 61.2% in 1995, compared to 59.0% in 1994. Service margin rates increased to 61.1% in 1995 compared to 59.5% in 1994. Service margins were positively impacted by lower long distance rates resulting from favorable negotiations with the Company's primary telecommunications service providers, and completion of additional direct interconnections with local exchange carriers. The positive impact of lower transmission costs on service margins was partially offset by a reduction of approximately 14% in the average price charged to customers to deliver a fax broadcast page, in response to competition. System sales and other revenues margin rates increased to 62.1% in 1995 compared to 49.3% in 1994, primarily as a result of an increase in royalty revenue of approximately $700,000.

        Selling and marketing expenses increased by 34.7% to $15.1 million in 1995 from $11.2 million in 1994. Selling and marketing expenses as a percentage of net revenues remained at 27.0% in 1995 and 1994. The Company has continued to expand its sales and marketing organization, increasing its sales force by 67 salespersons to total 165 at December 31, 1995, including 47 employees added as a result of the SVC Acquisitions. The Company also expanded its customer care, sales support, marketing, and product management functions by 26 employees to a total of 70 at December 31, 1995, in support of the significant increase in revenues, with the SVC Companies accounting for 13 of these additions.

        General and administrative expenses increased by 44.4% to $4.0 million in 1995 from $2.7 million in 1994, primarily as a result of the additional administrative overhead costs related to the increased number of personnel employed by the Company. General and administrative expenses as a percentage of net revenues increased to 7.1% in 1995 from 6.6% in 1994.

        Research and development expenses increased by 20.5% to $3.4 million in 1995 from $2.8 million in 1994. This increase was primarily due to costs for developing enhancements to and new services and features on the Company's systems. Research and development expenses as a percentage of net revenues decreased to 6.1% in 1995 from 6.8% in 1994.

        EBITDA, excluding the write off of in-process research and development costs in 1995, increased by 51.6% to $12.0 million in 1995 from $7.9 million in 1994. EBITDA, excluding the write off of in-process research and development costs, as a percentage of net revenues increased to 21.6% in 1995 from 19.1% in 1994. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but is not intended to be a substitute for or replacement of operating income or reported net income. These increases were primarily attributable to increased gross margins resulting from decreased telecommunications line charges and improved operating efficiencies.

        Depreciation and amortization increased to $2.7 million in 1995 from $1.4 million in 1994, as a result of additional capital equipment purchased during 1995 and 1994 to support the growth in revenue.

        In connection with the acquisitions of ViTel, Swift and Comwave in 1995, the Company wrote off $53.0 million of in-process research and development costs since the technological feasibility of these costs had not yet been established and the technology had no alternative future use at the SVC acquisition date.

        The Company incurred an operating loss of $44.1 million in 1995, as compared to operating income of $6.2 million in 1994, as a result of the write off of $53.0 million of in-process research and development costs.

        Interest income, net of interest expense, was $0.2 million in 1995, compared to net interest income of $0.4 million in 1994. Interest expense was $0.5 million in 1995, related to bank debt and subordinated notes issued to finance the acquisitions.

        Income tax expense in 1995 was $2.7 million or 6% of loss before income taxes compared to 29% in 1994. The effective rate in 1995 exclusive of the write off of the in-process research and development costs in connection with the acquisitions (a non-deductible item) was 30%. For information concerning the provision for income taxes as well as information regarding differences between effective tax rates and statutory rates, see Note 6 of the Notes to the Consolidated Financial Statements.

        As a result of the factors discussed above, the Company's net loss for 1995 was $46.6 million, as compared with net income of $4.7 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

        The Company entered into a credit facility with a commercial bank (the "Credit Facility") in November 20, 1995, consisting of a $40.0 million term loan and a $5.0 million revolving loan. As of December 31, 1996, the Company had no outstanding balance on its revolving loan. The term loan is payable in quarterly installments of $1.25 million increasing periodically to $2.25 million with a final payment in August 2001. During the twelve months ended December 31, 1996, the Company made principal payments on the term loan amounting to $8.25 million, which included prepayments of $3.25 million. In connection with the acquisition of ViTel, subordinated notes in the aggregate principal amount of $5.1 million were issued to the sellers of ViTel. On June 14, 1996, the Company prepaid the notes with 351,000 shares of the Company's Common Stock. The Company has notes payable to banks and to a former owner of ViTel totaling $34.9 million at December 31, 1996 and, in connection with the acquisition of certain assets from PosData in September 1996, the Company obtained a $2.2 million loan from the Korean branch of a U.S. bank, which was collateralized by a cash deposit of the same amount in the domestic branch.

        In August 1996, the Company completed an offering of 720,000 shares of Common Stock sold by the Company and certain shareholders of the Company, at a price of $18.75 per share, less underwriting discounts and commissions. Of the total shares sold, the Company issued 632,500 shares of Common Stock (including over-allotment shares). After deducting underwriting fees, the Company received net proceeds from the offering of $11,207,900.

        At December 31, 1996, the Company had $6.7 million in cash and cash equivalents, and working capital of $4.5 million. Operations generated $12.1 million in cash in 1996, compared to $6.3 million and $5.0 million in 1995 and 1994, respectively.

        The Company performs ongoing credit evaluations of customers. Reserves are maintained for potential credit losses and allowances issued to customers for pricing discrepancies. Such losses and allowances have been within management's expectations. Provisions for allowances and doubtful accounts as a percentage of net service revenue were 2.8%, 2.9%, and 3.3% in 1996, 1995, and 1994, respectively.

        Included in the net deferred tax assets recorded at December 31, 1996, is a deferred tax asset of $1.6 million reflecting the benefit of $4.4 million in loss carryforwards, which expire in varying amounts between

2004 and 2007. As a result of certain transactions involving the Company's stock, an ownership change, as defined in Section 382 of the Internal Revenue Code, occurred in 1992. Consequently, future utilization of the Company's federal net operating loss carryforwards are subject to an annual limitation of approximately $640,000.

        Net cash used in investing activities was $18.0 million in 1996, compared to $45.9 million and $11.7 million in 1995 and 1994, respectively. During the years ended December 31, 1996, 1995, and 1994, the Company made capital expenditures of $9.0 million, $3.6 million, and $4.3 million, respectively. The Company's primary capital expenditures are investments in computer systems and equipment, and telecommunications systems. The Company estimates that capital expenditures will be approximately $8.5 million in 1997. The Company made additional loans to Xpedite Systems, GmbH ("Xpedite Germany") in 1996 of $0.8 million, for total loans to Xpedite Germany of $3.5 million at December 31, 1996. The Company invested approximately $1.6 million for an additional 16.1% equity interest in Xpedite Systems, S.A. ("Xpedite France"), increasing the Company's total equity ownership in Xpedite France to 18.8%.

        The  Company  has  "put"  and  "call"   arrangements   relating  to  the
outstanding shares of each of Xpedite Systems, Ltd. ("Xpedite UK"), Xpedite Germany and Xpedite Systems, S.A. ("Xpedite France" and collectively with Xpedite UK and Xpedite Germany, "the European Affiliates"). The purchase price payable in connection with the exercise of such "put" or "call" options is based on, among other things, the achievement of certain financial results as set forth in the put and call agreements.

        Because (i) Xpedite UK is likely to produce operating results in excess of the minimum earnings required in order to enable the exercise of the put and call option in the Xpedite UK agreement, and (ii) Xpedite Germany has recently produced operating results indicating that Xpedite Germany may attain the minimum earnings required in order to enable the exercise of the put and call option in the Xpedite Germany agreement, and if the financial performance of Xpedite UK and Xpedite Germany continues, it is reasonably likely that the Company could exercise or be subject to the exercise of these options in early 1998 with respect to Xpedite UK and Xpedite Germany.

        Assuming that Xpedite Germany achieves the minimum amount of earnings of $1.1 million (at current exchange rates) contemplated by the Xpedite Germany agreement and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option with respect to Xpedite Germany would be approximately $8.3 million, after exercise of a "special option" granted to the Company to purchase approximately 17.5% of the outstanding shares of Xpedite Germany from a current shareholder at a cost of approximately $33,000. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

        Assuming that Xpedite UK continues its current earnings trend, and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option with respect to Xpedite UK would be approximately $89.0 million. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

        Xpedite France has not met the minimum amount of earnings necessary for the put or call option to be exercisable, and therefore, due to the uncertainties as to the ability of Xpedite France to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next eighteen months. However, assuming that Xpedite France achieves the minimum amount of earnings of $1.1 million (at current exchange rates) contemplated by the Xpedite France agreement and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $11.3 million. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

        If exercised, the purchase price payable in connection with the "put" and "call" options with respect to either Xpedite UK or Xpedite France is payable 80% in the Company's Common Stock and 20% in cash or negotiable securities. The purchase price payable in connection with the "put" and "call" options with respect to Xpedite Germany is payable in any combination of cash, negotiable securities or Common Stock of the Company. In addition to the foregoing, the Company may purchase one or more of the European Affiliates pursuant to negotiations with the stockholders thereof (a "Negotiated Purchase"). The Company has had preliminary discussions with each of the European Affiliates regarding a Negotiated Purchase. The Company cannot predict the purchase price payable in connection with any such Negotiated Purchase or whether any such Negotiated Purchase will occur.

        In conjunction with its analysis of its strategic alternatives to enhance stockholder value, the Company is considering effecting a recapitalization which could entail a substantial increase in the Company's leverage and the distribution to the Company's stockholders of a special dividend. The Company believes that such a leveraged recapitalization would provide meaningful liquidity to its stockholders and also would have a significant impact on the Company's stock price. Accordingly, because one element of the formula utilized to calculate the purchase price payable pursuant to any "put" or "call" option is the Company's stock price, the Company believes that such a leveraged recapitalization would result in a substantial reduction in the price paid in connection with any exercise of a "put" or "call" option. There can be no assurance that the Company will effect any such leveraged recapitalization.

        The Company believes that its sources of capital, including internally generated funds, and cash available pursuant to its Credit Facility will be adequate to satisfy its debt requirements and anticipated capital needs for the next twelve months. However, the Company may elect to finance its future capital requirements through additional equity or debt financing. Further, if the Company exercises or is subject to the exercise of the options described above, or purchases one or more of the European Affiliates pursuant to a Negotiated Purchase, and if the Company elects to finance such exercise or purchase using cash, then the Company may be required to obtain additional equity or debt financing. The Company cannot predict whether or not the purchase of all or any portion of one or more of the European Affiliates will have a dilutive effect on the Company's earnings, as such effect will be dependent upon purchase price paid, the manner in which the purchase is financed and other variable factors.

HEDGING TRANSACTIONS

        The Company has purchased forward contracts for 2.3 million German marks to hedge the loans to an affiliate and amounts due from its subsidiaries at December 31, 1996, reducing its risk to fluctuation in foreign exchange rates.

        Contracts for German marks have maturity dates ranging from 1997 through 1999. The fair value of such contracts at December 31, 1996, based upon current market quotes for contracts with similar terms, approximated the carrying value of such contracts.

        In the event of non-performance of contract terms by the banks, the Company would be required to sell German marks at the prevailing exchange rates.

EFFECT OF INFLATION

        Inflation is not a material factor affecting the Company's business. In recent years, telecommunications costs have declined significantly as volumes of traffic carried by the Company have grown. However, general operating expenses such as salaries, employee benefits and occupancy costs are subject to normal inflationary pressures.

SEASONALITY

        Generally, the Company's results are not significantly affected by seasonal factors.

                         REPORT OF INDEPENDENT AUDITORS



To the Stockholders of Xpedite Systems, Inc.


We have audited the accompanying consolidated balance sheets of Xpedite Systems, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xpedite Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.






                                                               ERNST & YOUNG LLP


MetroPark, New Jersey
February 27, 1997

                              XPEDITE SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS


                                                                                             DECEMBER 31,
                                                                                   --------------------------------
                                                                                       1996               1995
                                                                                   -------------      -------------
Current assets:
Cash and cash equivalents.....................................................     $   6,679,970      $   9,076,250
    Accounts receivable, net of reserve for allowances and doubtful accounts of $1,851,000 and $993,000 for 1996 and 1995,
       respectively ..........................................................        25,749,334         16,567,118
    Deferred income taxes.....................................................         1,903,694          2,406,663
    Other current assets......................................................         1,489,318          2,324,129
                                                                                   -------------      -------------
    Total current assets......................................................        35,822,316         30,374,160

Property, plant and equipment, net............................................        20,500,426         16,235,393
Customer lists, net of accumulated amortization of $2,004,000
  and $897,000 for 1996 and 1995, respectively................................         8,232,144          6,935,206
Purchased software, net of accumulated amortization of $2,027,000 and
  $886,000 for 1996 and 1995, respectively....................................         3,156,044          3,591,852
Costs in excess of fair value of net assets acquired, net of accumulated amortization of $1,180,000 and $78,000 for 1996 and 1995,
  respectively..................................................................      10,609,687          8,226,593
Investments in affiliates, at cost............................................         2,168,248            510,390
Loans to affiliate............................................................         3,452,580          2,525,102
Deferred income taxes.........................................................         1,879,917          1,815,237
Other assets..................................................................         2,569,510          2,668,838
                                                                                   -------------      -------------
           Total..............................................................     $  88,390,872      $  72,882,771
                                                                                   =============      =============




                             See accompanying notes.

                              XPEDITE SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEETS
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                        DECEMBER 31,
                                                                             ----------------------------------
                                                                                 1996                 1995
                                                                             -------------        -------------
Current liabilities:
Accounts payable.........................................................    $  10,067,510        $  10,712,562
Accrued expenses.........................................................        5,921,085            7,127,162
Income taxes payable.....................................................        7,131,347            3,254,114
Other current liabilities................................................          223,818              588,115
Current portion of long-term debt.........................................       7,763,459           10,652,747
Current portion of capital lease obligations.............................          241,995              307,232
                                                                             -------------        -------------
       Total current liabilities.........................................       31,349,214           32,641,932

Long-term debt...........................................................       27,146,147           35,763,421
Long-term portion of capital lease obligations...........................          326,686              559,257
Deferred income taxes....................................................        3,692,134            4,786,300
Other liabilities........................................................          739,492              247,809
Commitments and contingencies............................................               --                   --

Stockholders' equity (deficit):
    Preferred Stock, $.01 par value, authorized 1,000,000 shares;
       none issued and outstanding in 1996 and 1995......................               --                   --
    Common Stock, $.01 par value, authorized 15,000,000;
       issued and outstanding 8,903,240 and 7,773,399 shares,
       for 1996 and 1995, respectively...................................           89,032               77,734
    Additional paid-in capital...........................................       64,782,539           48,921,115
    Accumulated deficit..................................................      (39,518,372)         (49,898,797)
    Less: Treasury stock; 72,000 shares at 1996
       and 1995; at cost ................................................         (216,000)            (216,000)
                                                                             -------------        -------------
           Total stockholders' equity (deficit)..........................       25,137,199           (1,115,948)
                                                                             -------------        -------------
           Total.........................................................    $  88,390,872        $  72,882,771
                                                                             =============        =============




                             See accompanying notes.

                              XPEDITE SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                               YEARS ENDED DECEMBER 31,

                                                         1996               1995              1994
                                                     -------------      -------------     --------
Net revenues:
    Service revenues.................................   $122,425,726       $51,840,379      $39,523,569
    System sales and other...........................      7,421,925         3,843,583        1,905,766
        Total net revenues...........................    129,847,651        55,683,962       41,429,335

Cost of sales:
    Operations, line charges and
        support engineering..........................     57,155,734        20,144,082       16,025,855
    Cost of sales of systems.........................      2,821,095         1,458,238          965,746
        Total cost of sales..........................     59,976,829        21,602,320       16,991,601
Gross margin.........................................     69,870,822        34,081,642       24,437,734
     Operating expenses:
    Selling and marketing............................     28,578,884        15,059,118       11,180,076
    General and administrative.......................      8,332,255         3,964,401        2,746,325
    Research and development.........................      4,887,563         3,414,577        2,834,681
    Depreciation and amortization....................      7,619,330         2,722,930        1,432,079
    Write off of in-process research and
        development costs............................             --        53,000,000               --
        Total operating expenses.....................     49,418,032        78,161,026       18,193,161
Operating income (loss)..............................     20,452,790       (44,079,384)       6,244,573

Interest income......................................        507,362           769,341          516,948
Interest expense.....................................     (3,662,118)         (535,889)         (83,563)
Other income.........................................        254,599            22,878               --
Income (loss) before income taxes....................     17,552,633       (43,823,054)       6,677,958
Income tax expense...................................      7,119,171         2,740,890        1,950,400
Net income (loss)....................................    $10,433,462      $(46,563,944)     $ 4,727,558
                                                         ===========      ============      ===========

Net income (loss) per Common Share...................    $      1.20      $     (6.67)      $      0.71

Weighted average shares outstanding..................      8,716,300         6,982,200        6,600,000
                                                        ============      ============      ===========


                             See accompanying notes.

                              XPEDITE SYSTEMS, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                     COMMON STOCK         ADDITIONAL                   TREASURY STOCK
                                  -----------------        PAID-IN     ACCUMULATED     ----------------
                                  SHARES      AMOUNT       CAPITAL       DEFICIT       SHARES      AMOUNT        TOTAL
                                  ------      ------       -------       -------       ------      ------        -----
BALANCE, JANUARY 1, 1994         4,160,690    $  41,607  $  1,608,382 $  (8,024,149)     (75,000) $(225,000) $  (6,599,160)

Exercise of stock options and
   warrants....................    191,272        1,912       133,273            --           --         --        135,185
8% Redeemable Preferred Stock
   dividends...................         --           --       (74,476)           --           --         --        (74,476)
Accretion of 8% Redeemable
   Preferred Stock.............         --           --      (288,791)           --           --         --       (288,791)
Conversion of 8% Redeemable
   Preferred Stock.............    478,600        4,786     7,174,214            --           --         --      7,179,000
Issuance of Common Stock.......  1,650,000       16,500    21,989,195            --           --         --     22,005,695
Net income.....................         --           --            --     4,727,558           --         --      4,727,558
BALANCE, DECEMBER 31, 1994       6,480,562       64,805    30,541,797    (3,296,591)     (75,000)  (225,000)    27,085,011

Exercise of stock options and
   warrants....................     44,072          441        94,549            --           --         --         94,990
Issuance of Common Stock ......  1,249,000       12,490    18,254,135            --           --         --     18,266,625
Cumulative translation
   adjustment..................         --           --            --       (33,445)          --         --        (33,445)
Treasury stock reissued........         --           --        30,750            --        3,000      9,000         39,750
Treasury stock acquired........         --           --            --            --         (235)    (4,935)        (4,935)
Retirement of treasury stock...       (235)          (2)         (116)       (4,817)         235      4,935             --
Net loss.......................         --           --            --   (46,563,944)          --         --    (46,563,944)
BALANCE, DECEMBER 31, 1995       7,773,399       77,734    48,921,115   (49,898,797)     (72,000)  (216,000)    (1,115,948)

Exercise of stock options......    146,341        1,463       271,895            --           --         --        273,358
Issuance of Common Stock.......    632,500        6,325    10,305,823            --           --         --     10,312,148
Issuance of performance stock
options........................         --           --     2,036,474            --           --         --      2,036,474
Deferred compensation cost.....         --           --    (1,942,405)           --           --         --     (1,942,405)
Conversion of Notes into Common
Stock..........................    351,000        3,510     5,189,637            --           --         --      5,193,147
Cumulative translation adjustment       --           --            --       (53,037)          --         --        (53,037)
Net income.....................         --           --            --    10,433,462           --         --     10,433,462
BALANCE, DECEMBER 31, 1996       8,903,240      $89,032   $64,782,539  $(39,518,372)     (72,000) $(216,000)   $25,137,199
                                 =========      =======   ===========  ============      =======  =========    ===========

                             See accompanying notes.

                              XPEDITE SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  1996                1995                1994
                                                             ----------------   ----------------      -----------
OPERATING ACTIVITIES
Net income (loss) ....................................       $ 10,433,462        $(46,563,944)       $  4,727,558
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
    Depreciation and amortization ....................          8,437,697           3,060,801           1,674,189
    Write-off of in-process research and development .                 --          53,000,000                  --
 Accretion on subordinated debt ......................            175,925                  --                  --
    Deferred income taxes ............................           (656,400)         (2,012,700)            157,000
    Change in operating assets and liabilities:
        Accounts receivable ..........................         (9,182,216)           (839,721)           (477,246)
        Other current assets .........................            934,139             355,833            (461,046)
        Other assets .................................           (131,453)                 --              41,783
        Accounts payable .............................           (645,052)         (3,128,006)          1,147,423
        Accrued expenses .............................         (1,206,077)            631,373          (1,926,770)
        Deferred revenue .............................                 --                  --             (13,000)
        Other liabilities ............................            127,386             176,021                  --
        Income taxes payable .........................          3,855,874           1,665,745             121,306
Net cash provided by operating activities ............         12,143,285           6,345,402           4,991,197

INVESTING ACTIVITIES
Acquisition of property, plant and equipment .........         (8,964,368)         (3,650,251)         (4,280,337)
Acquisition of businesses ............................                 --         (46,199,458)                 --
Acquisition of intangibles ...........................         (6,193,052)                 --                  --
Purchase of computer software ........................           (272,417)           (252,327)           (365,028)
Purchase of held-to-maturity securities ..............                 --         (11,692,002)         (5,818,012)
Sale of held-to-maturity securities ..................                 --          17,510,014                  --
Investments in affiliates ............................         (1,693,893)             (4,599)           (339,700)
Loans to affiliate ...................................           (842,594)         (1,622,513)           (902,589)
Net cash used in investing activities ................        (17,966,324)        (45,911,136)        (11,705,666)

FINANCING ACTIVITIES
Payments of acquisition liability ....................                 --                  --            (600,000)
Proceeds from notes payable ..........................          2,915,516          40,000,000           1,495,701
Payment of debt issuance costs .......................                 --          (1,402,500)                 --
Repayments of other loans and notes payable ..........         (9,766,158)           (292,892)         (2,599,486)
Repayments of related party loans and notes payable ..                 --                  --          (3,618,102)
Repayments of capital lease obligations ..............           (289,924)            (79,917)            (39,502)
Net proceeds from issuance of Common Stock ...........         10,585,506             129,805          22,371,206
Redemption of Preferred Stock shares .................                 --                  --            (372,000)
Payment of Preferred Stock dividends .................                 --                  --             (74,476)
                                                             ------------        ------------        ------------
Net cash provided by financing activities ............          3,444,940          38,354,496          16,563,341

Effect of exchange rate changes on cash ..............            (18,181)            (33,445)                 --

(Decrease) increase in cash and cash equivalents .....         (2,396,280)         (1,244,683)          9,848,872
Cash and cash equivalents at beginning of year .......          9,076,250          10,320,933             472,061
Cash and cash equivalents at end of year .............       $  6,679,970        $  9,076,250        $ 10,320,933
                                                             ============        ============        ============



                             See accompanying notes.

                              XPEDITE SYSTEMS, INC.

        SUPPLEMENTAL STATEMENT OF CASH FLOWS DISCLOSURE

        The Company entered into capital lease agreements for equipment in the amount of $161,200 in 1995.

        The Company made interest payments of $4,008,087, $31,011, and $104,973 during 1996, 1995 and 1994, respectively. The Company made income tax payments of $5,149,000, $3,103,000 and $1,663,000 during 1996, 1995 and 1994, respectively.

        The Company declared Preferred Stock dividends of $74,476 in 1994. No amounts were payable in additional shares of Preferred Stock and $74,476 was payable in cash. The carrying value of the Preferred Stock was increased by $288,791 during 1994, which represents the accretion of the difference between the carrying value and the mandatory redemption value at the date of issue using the interest method.

        During 1995, the Company issued 3,000 treasury shares of Common Stock, as part of a legal settlement with a former investor.

        During 1994, 7,179 shares of Preferred Stock were converted into Common Stock at a conversion price of $15.00 per share of Common Stock.

        The purchase price for the businesses acquired in 1995 is allocated to the assets acquired and liabilities assumed based on their estimated fair market values as follows:

Fair Value of Assets Acquired:
   Current assets excluding cash...........         $11,466,998
   Property, plant and equipment...........           7,956,162
   In-process research and development.....          53,000,000
   Customer lists..........................           5,600,000
   Purchased software......................           2,700,000
   Cost in excess of fair value of
        net assets acquired ...............           8,304,201
   Other assets............................           1,561,401
Less Liabilities Assumed:
   Current liabilities.....................         (16,173,973)
   Other liabilities.......................          (5,040,388)
Common stock issued to sellers.............         (18,266,625)
Subordinated debt issued to sellers........
                                                     (4,908,318)
Net Cash Paid..............................        $ 46,199,458
                                                   ============


                             See accompanying notes.

                              XPEDITE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    ORGANIZATION AND BUSINESS

        Xpedite Systems, Inc. (the "Company") was incorporated in Delaware in July 1988. The Company develops and markets fax communication services worldwide. The Company generates revenues from the following: (i) usage fees charged for the Company's fax broadcast service ("Fax Broadcast"), gateway messaging service ("Gateway Messaging") and international point-to-point fax service ("Point-to-Point") to customers in diverse industries; (ii) sales of fax message handling systems, including equipment; and (iii) royalties with respect to the use of the Company's software. Revenues from the sales of systems are recognized when risk of ownership and title passes to the customer. The Company performs ongoing credit evaluations of customers and does not generally require collateral. Reserves are maintained for potential credit losses and allowances, and such losses and allowances have been within management's expectations.


    PRINCIPLES OF CONSOLIDATION

        The accompanying financial statements have been prepared on a consolidated basis to include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated in consolidation.


    FOREIGN CURRENCY TRANSLATION

        The Company and each of its subsidiaries use their local currency as their functional currency. Gains and losses from foreign currency transactions are included in the determination of net income. Cumulative translation adjustments, which result from the process of translating the consolidated financial statements from the functional currencies of each subsidiary into the reporting currency, are included as a component of stockholders' equity.


    FOREIGN EXCHANGE FORWARD CONTRACTS

        Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency. Such contracts are designated as hedges; therefore, gains and losses are deferred until contracts are settled and are included in interest income (expense) when the contracts are settled.

        The Company held contracts for German marks and Japanese yen of approximately $3.4 million at December 31, 1995, and German marks of approximately $2.3 million at December 31, 1996, associated with the loans to affiliates (see Note 10) and intercompany balances with subsidiaries. Contracts for German marks have maturity dates ranging from 1997 through 1999.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    FOREIGN EXCHANGE FORWARD CONTRACTS (CONTINUED)

        The fair value of such contracts at December 31, 1996, based upon current market quotes for contracts with similar terms, approximated the carrying value of such contracts. In the event of non-performance of contract terms by the banks, the Company would be required to sell German marks at the prevailing exchange rates.


    USE OF ESTIMATES

           The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


    CASH AND CASH EQUIVALENTS

        The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents. The fair value of these investments approximates cost.


    PROPERTY, PLANT, AND EQUIPMENT

        Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets:

                                      Years
Buildings                               25
Equipment                               5
Furniture and fixtures                  7


        Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the related improvement.


    PURCHASED SOFTWARE AND CUSTOMER LISTS

        Purchased software is being amortized on a straight line basis over the estimated useful life of three to five years. Such amortization is greater than the amount computed using the ratio that current gross revenues related to the purchased software bear to the total of current and anticipated future gross revenues related to the purchased software. Amortization of purchased software amounted to $1,141,097, $337,871 and $242,110 during 1996, 1995 and 1994, respectively.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Customer lists are being amortized on a straight-line basis over the estimated useful life of eight years. In the opinion of management, the customer list assets will be recovered over a period of eight years based upon the anticipated future revenue stream generated from the customer base existing on the acquisition dates.


    COSTS IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED

        Costs in excess of the fair value of the tangible net assets and identifiable intangible assets of businesses acquired are amortized on a straight-line basis over estimated useful life ranging from ten to twenty years. The Company assesses the recoverability of costs in excess of the fair value of the net assets acquired by determining whether the carrying value of these assets can be recovered through undiscounted forecasted future cash flows over their remaining lives.


    IMPAIRMENT OF LONG-LIVED ASSETS

        In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 as of January 1, 1995, which did not have a material effect on the Company's consolidated financial position or results of operations.


    INCOME TAXES

        Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


    STOCK BASED COMPENSATION

        As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise price of the option and the fair market value of the Company's common stock at the date of grant, recognized over the vesting period.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    RESEARCH AND DEVELOPMENT

        The Company expenses research and development costs related to existing software and systems as incurred.


    NET INCOME (LOSS) PER COMMON SHARE

        The net income (loss) per Common Share for the three years ended December 31, 1996, is computed using the weighted average number of common shares and dilutive common share equivalents outstanding. The amount of dilution, where appropriate, is computed by application of the treasury stock method.


2.  ACQUISITIONS

        In September 1996, the Company purchased the assets of one of its Nodal Partners in Korea, Posdata Company, Ltd. ("Posdata"), for a purchase price of approximately $2.5 million. Further, in December 1996, a subsidiary of the Company purchased from Pacific Star Services Pty Limited, a subsidiary of New Zealand's national telephone company, Pacific Star Communications, Ltd. ("PacStar"), the assets of PacStar's "Fax 2000" enhanced facsimile services business carried on in Australia. The purchase price for the Fax 2000 business was approximately $1.3 million. The Company also purchased a customer list from Xpedite Systems Limited (Note 10) for $1.3 million in March 1996.

        The  aforementioned   acquisitions  were  accounted  for  as  purchases.
Accordingly, the acquired assets (primarily customer lists) have been recorded at their estimated fair market values at the date of acquisition.

        On November 20, 1995, the Company purchased all of the outstanding capital stock of Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave"). The purchase prices for the acquisitions, including transaction costs, were approximately $23,195,000, $41,540,000 and $11,340,000, respectively, which includes a total of $2,000,000 held in escrow for settlement of certain representations and warrantees. A portion of the purchase prices were paid through the issuance of 1,249,000 shares of the Company's Common Stock valued at $18,267,000, and subordinated notes payable to the sellers of ViTel with a carrying value of approximately $4,908,000 (see Note 5). The acquisitions were accounted for as purchases. Accordingly, the acquired assets and liabilities assumed through these purchases have been recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included $53,000,000 of in-process research and development costs, customer lists of $5,600,000, and purchased software of $2,700,000. Since the technological feasibility of the in-process research and development costs had not yet been established and the technology had no alternative future use at the acquisition date, the in-process research and development costs were immediately written-off and included in the results of operations as a non-recurring charge for the year ended December 31, 1995.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


2.  ACQUISITIONS (CONTINUED)

        A stockholder of the Company received $348,000 of fees for services provided in connection with the November 1995 transactions.

           The results of operations of the 1995 purchased businesses are included in the accompanying consolidated statements of operations from the date of acquisition. Unaudited proforma results as if the acquisitions had occurred on January 1, 1995 and 1994, which includes the $53,000,000 write off of inprocess research and development costs, are as follows:

                                                 1995                    1994
                                         -----------------     ----------------

Net revenues.............................  $   107,099,000     $    88,164,000
Net loss.................................  $   (50,797,000)    $   (53,272,000)
Net loss per Common Share................        $   (6.28)           $  (6.79)



        The proforma results are not necessarily indicative of the results of operations that would have occurred had the acquisitions taken place at the beginning of the periods presented nor are they intended to be indicative of results that may occur in the future.


3.  PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following:

                                                          DECEMBER 31,
                                              ---------------------------------

                                                     1996               1995
                                              --------------   ----------------

Land...........................................  $    75,753       $     75,753
Building.......................................      103,977            103,977
Equipment......................................   26,135,687         17,880,624
Furniture and fixtures.........................    3,537,759          1,681,859
Leasehold improvements.........................    1,559,932            884,940
                                                 -----------       ------------
                                                  31,413,108         20,627,153
Less accumulated depreciation and amortization.   10,912,682          4,391,760
                                                 -----------       ------------
                                                 $20,500,426        $16,235,393
                                                 ===========        ===========

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996

4.  ACCRUED EXPENSES

        Accrued expenses consist of the following:


                                                          DECEMBER 31,
                                             ----------------------------------
                                                  1996                1995
                                             ---------------     --------------

Communication line charges...................   $  1,851,242       $  1,434,367
Salaries and related benefits................      3,281,096          3,213,181
Accrued interest ............................         64,410            467,671
Other........................................        724,337          2,011,943
                                                ------------       ------------
                                                $  5,921,085       $  7,127,162
                                                ============       ============



5.  LONG-TERM DEBT

        Long-term debt consists of the following:
                                                   1996                1995
                                              --------------     --------------

Term loan ...............................     $ 31,750,000        $ 40,000,000
Subordinated notes to former owners .....               --           4,957,450
Notes payable to banks ..................        2,951,057             989,930
Notes payable to former owners of ViTel..          208,549             468,788
                                              ------------        ------------
                                                34,909,606          46,416,168
Less current maturities .................       (7,763,459)        (10,652,747)
                                              ------------        ------------

                                              $ 27,146,147        $ 35,763,421
                                              ============        ============


        The Company entered into a credit agreement with a commercial bank which provided a $40,000,000 term loan to finance the acquisition of Swift, ViTel, and Comwave in November 1995 (see Note 2). The term loan is payable in quarterly installments of $1,250,000 increasing periodically to $2,250,000 with a final payment in August 2001. During 1996, the Company made prepayments of principal on the term loan amounting to $3,250,000. The credit agreement also provides for a $5,000,000 revolving loan limited to 80% of eligible accounts receivable, as defined. The credit agreement expires in August 2001. A commitment fee is payable at a rate of 0.5% per annum of the unused portion of the revolving loan. There were no amounts outstanding under the revolving loan at December 31, 1996 or 1995.

        At the Company's option, the term loan and revolving loan bear interest at either (a) the Bank's Base Rate, defined as the higher of (i) 0.5% ("Base Margin") in excess of the Federal Funds rate or (ii) the bank's prime rate plus 1.5%; or (b) at a rate equal to the LIBOR rate plus 2.75%. The Base Margin was adjusted in November 1996, and will be adjusted thereafter, until maturity based on the Company's outstanding indebtedness and results of operations. The Company has elected to be charged interest at LIBOR (5.7%) plus 2.75% at December 31, 1996. Substantially all of the assets of the Company collateralize the term and revolving loans.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


5.  LONG-TERM DEBT (CONTINUED)

        The credit agreement contains certain financial covenants which include minimum levels of net worth, current ratio, earnings before interest, taxes, depreciation and amortization ("EBITDA") and indebtedness as compared to EBITDA.

        The principal amounts of the subordinated notes issued in connection with the acquisition of ViTel were approximately $5,133,000. The notes did not accrue interest until May 20, 1996. Accordingly, the notes were recorded at their fair value of $4,908,000 at the date of acquisition. The notes were prepaid in June 1996, with 351,000 shares of the Company's common stock.

        The notes payable to banks consists of the following: (a) four notes in the amount of $487,000 in the aggregate payable to Japanese banks bearing interest at rates ranging from 2.4% to 3.8%. Principal and interest is payable monthly or quarterly through September 1998, and (b) two notes in the amount of $2.1 million in the aggregate payable to a Korean bank bearing interest at rates ranging from 14% to 15%, which were repaid in January 1997, and (c) a non-interest bearing note in the amount of approximately $300,000 payable to PacStar in connection with the PacStar acquisition, which is payable in April 1997.

        The note payable to a former owner of ViTel is non-interest bearing. Principal is payable semi-monthly through April 2000.

        Aggregate maturities of long-term debt for the next five years and thereafter are as follows: 1997- $7,763,459; 1998- $6,146,147; 1999- $7,000,000;
2000- $8,000,000; 2001- $6,000,000; thereafter- $0.

        The carrying amount of the Company's borrowings approximates the fair value.

        Costs incurred in connection with obtaining the term and revolving loans totaled $1,419,000 and are included in Other Assets in the accompanying consolidated balance sheet. These costs are amortized on a straight line basis over the life of the credit agreement, which is six years. Accumulated amortization totaled $260,000 and $26,000 at December 31, 1996 and 1995, respectively.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


6.  INCOME TAXES

        The components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are:


                                                    1996                   1995                  1994
                                            -----------------     ------------------     -----------------
Federal:
    Current.................................$       6,616,571     $        3,971,390     $       1,493,000
    Deferred................................         (582,493)            (2,050,400)              122,000

State and local:
    Current.................................        1,159,000                782,200               300,400
    Deferred................................          (73,907)                37,700                35,000
                                            -----------------     ------------------     -----------------
                                            $       7,119,171     $        2,740,890     $       1,950,400
                                            =================     ==================     =================



        Included in the December 31, 1996 federal current and deferred income tax expense is approximately $1.4 million of foreign income tax expense.

        The reconciliation of income taxes computed at the U.S. statutory federal tax rate to income tax expense for the years ended December 31, 1996, 1995 and 1994 are:



                                          1996                      1995                      1994
                                ------------------------   -----------------------   ----------------------
                                    Amount      Percent       Amount       Percent      Amount     Percent
                                --------------  --------   -------------   -------   ------------  --------
Tax expense (benefit) at U.S. ...
statutory rate .................$     6,143,421     35%      $(14,900,000)   (34%)      $ 2,270,400     34%
Write-off of in process research
and development .................                              18,020,000     41
State income taxes, net of
federal income tax benefit ......       753,023      4            541,000      1            221,000      3
Reduction in valuation
allowance .......................      (192,700)    (1)        (2,279,000)    (5)          (336,000)    (5)
Other items .....................       415,427      2          1,358,890      3           (205,000)    (3)
                                    -----------    ---       ------------    ---        -----------    ---
Income tax expense .............$     7,119,171     40%      $  2,740,890      6%       $ 1,950,400     29%
                                    ===========    ===       ============    ===        ===========    ===


                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


6.  INCOME TAXES (CONTINUED)

        Significant   components  of  the  Company's  deferred  tax  assets  and liabilities as of December 31, 1996 and 1995 are as follows:
                                                  1996             1995
                                              ------------      -----------

Reserve for allowances for doubtful
accounts......................................$    944,000      $   760,200
Accruals and reserves.......................     1,286,000        1,278,400
Future tax benefits of net operating
  loss carryforwards..........................   1,554,000        2,376,000
                                              ------------      -----------
Gross deferred tax asset....................     3,784,000        4,414,600
                                              ------------      -----------

Deferred tax liabilities:
  Fixed assets................................   1,019,000        1,423,800
  Intangibles.................................   2,614,000        3,320,000
  Other liabilities...........................      59,000           42,500
                                              ------------      -----------
Gross deferred tax liability..................   3,692,000        4,786,300
                                              ------------      -----------

Net deferred tax asset (liability)............      92,000         (371,700)
Valuation allowance for deferred
  tax assets..................................           -         (192,700)
                                              ------------      -----------
Net deferred tax assets (liability).........  $     92,000      $  (564,400)
                                              ============      ===========


        The Company has recorded a deferred tax asset of $1,554,000 at December 31, 1996 reflecting the benefit of $4,441,000 in loss carryforwards, which expire in varying amounts between 2004 and 2007. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

        As a result of certain transactions involving the Company's stock, an ownership change, as defined in Section 382 of the Internal Revenue Code, occurred in 1992. Consequently, future utilization of the Company's federal net operating loss carryforwards are subject to an annual limitation of approximately $640,000.

        The Company has unremitted foreign earning of approximately $4.6 million at December 31, 1996. It is the Company's intention to permanently reinvest those earnings in its foreign operations. Accordingly, no federal deferred taxes have been provided on those earnings. If such earnings were to be remitted, it is possible there would be withholding taxes (although not readily determinable) on such remittances.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


7.  COMMITMENTS AND CONTINGENCIES

        The Company leases office space and office equipment under long-term lease agreements. The obligations related to the leasing of equipment, are classified as capital leases. Equipment under capital leases totaled $610,000 and $835,526, net of accumulated depreciation, at December 31, 1996 and 1995, respectively.

        The leases of real property are classified as operating leases and expire through 2001. These leases are subject to increases in property taxes and maintenance costs.

        The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1996:

                                          CAPITAL          Operating
                                           LEASES            Leases
                                        ------------      ------------

          1997                          $    283,636      $  1,775,602
          1998                               211,285         1,339,672
          1999                               123,270           808,419
          2000                                 9,776           562,154
          2001                                     -           322,948
          Thereafter                               -            15,700
                                        ------------      ------------
Total minimum lease payments                 627,967      $  4,824,495
                                                          ============
Less amount representing interest             59,286
                                        ------------
Present value of minimum lease
 payments                                    568,681
Less current portion                         241,995
                                        ------------
                                        $    326,686
                                        ============

        Rent expense totaled $3,257,102,  $1,201,632 and $895,730 for 1996, 1995 and 1994, respectively.

        The Company is involved in litigation, as a defendant, incidental to the conduct of its business. It is the opinion of management, after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on the accompanying financial statements.


8.  BENEFIT PLANS AND EQUITY AWARDS

        In January 1996, the Company established an incentive stock option plan for its officers and employees (the "1996 Plan"). A total of 750,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1996 Plan.

        In November 1993, the Company established an incentive stock option plan for its officers and employees (the "1993 Plan"). A total of 450,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1993 Plan.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


8.  BENEFIT PLANS AND EQUITY AWARDS (CONTINUED)

        The 1992 Incentive Stock Option Plan (the "1992 Plan") was approved by the Board of Directors in 1992 and authorized the issuance of up to 715,696 options.

        Additionally, in April 1996, the Company reserved 200,000 shares of Common Stock for issuance pursuant to options which may be awarded to certain executive officers of the Company under the Officers' Contingent Stock Option Plan (the "Plan"), upon achievement of certain performance targets. In July 1996, the Company granted 92,500 of such options, at a purchase price of $0.00 per share. Compensation expense related to these grants, calculated at the fair market value of the Company's Common Stock at the date of grant, to be recognized over the vesting period of 48 months, will total $2,036,474. The Company has recognized compensation expense in 1996 of $94,069. These options expire on April 21, 2006. In January 1997, the Company's Board of Directors resolved to replace the unawarded "second tranche" of 100,000 performance options under the Plan with a combination of Incentive Stock Options and cash bonus awards. Such amendment to the Plan and the details thereof have not been finalized as yet.

        During 1993, the Company issued 7,000 stock warrants to a consultant to purchase shares of Common Stock at a purchase price of $0.50 per share. These warrants expire December 31, 1999. Also during 1993, the Company issued 5,000 stock warrants to a stockholder of the Company to purchase shares of Common Stock at a purchase price of $7.00 per share. These warrants expire November 16, 2003.

        In February 1994, the Company granted warrants to purchase 10,000 shares of Common Stock at a purchase price of $15.00 per share, to a new member of the Board of Directors. During 1995, 3,334 of these warrants were exercised. The remaining 6,666 warrants were canceled during 1995.

        In April 1996, the Company issued warrants to members of the Board of Directors to purchase 125,000 shares of Common Stock at a purchase price of $17.50 per share. Subsequently, 8,334 warrants were forfeited due to the resignation of a Board member. The remaining 116,666 warrants were all outstanding at December 31, 1996.

        FASB 123 requires pro forma information regarding net income and earnings per share as if the Company has accounted for its employee stock options and warrants ("equity awards") under the fair value method of FAS 123. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996, respectively: risk-free interest rates of between 6.07% and 6.17%; expected volatility of 0.55; expected option life of five years, and an expected dividend yield of 0.0%.

        For purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options vesting period. The Company's pro forma information is as follows:


                                                          1996          1995
                                                      -----------   -----------

Pro forma net income.................................  $9,548,461  $(47,151,498)


Pro forma net income per share of common stock.......  $     1.11  $      (6.77)

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


        Stock option plans' activity is summarized as follows:


                                        1996                     1995                    1994
                              ------------------------   ---------------------  -----------------------
                                            Weighted                 Weighted                 Weighted
                                             Average                 Average                  Average
                                            Exercise                 Exercise                 Exercise
                                OPTIONS       Price      Options      Price      Options       Price
                              -----------  -----------   --------   ----------  ----------   ----------
Outstanding at beginning of year  803,963  $      8.10    675,420   $     6.23     604,450   $     0.57
Canceled......................     33,476  $     16.04     (6,319)  $    13.46     (12,608)  $     3.96
Granted.......................    383,100  $     12.62    170,600   $    14.18     266,350   $    15.10
Exercised.....................    146,340  $      1.87    (35,738)  $     0.78    (182,772)  $     0.58
Outstanding at end of year  ..  1,007,245  $     10.46    803,963   $     8.10     675,420   $     6.23
                              ===========  ===========   ========   ==========  ==========   ==========

Exercisable at end of year        501,018                 397,943                  210,993
                              ===========                ========               ==========
Weighted average fair value of
options granted during the year            $     13.35              $    10.24               $    11.48
                                           ===========              ==========               ==========



        Stock options outstanding at December 31, 1996 are summarized as follows:



                                                             Weighted Average
                                 Outstanding Options             Remaining            Weighted Average
  RANGE OF EXERCISE PRICES      at December 31, 1996         Contractual Life          Exercise Price
-------------------------     ----------------------     ----------------------     -------------------

           $ 0.00                            92,500                 8.3                         $  0.00
           $ 0.50                           237,628                 5.7                         $  0.50
      $ 3.00 - $ 3.42                         3,270                 6.6                         $  3.00
           $ 7.00                             1,189                 6.8                         $  7.00
      $ 13.75 - $17.50                      672,658                 8.4                         $ 15.47



        The Company has a defined contribution 401(k) plan (the "Plan") which allows all eligible employees to defer a portion of their income through contributions to the Plan. Under the terms of the Plan, the Company contributes an amount equal to 50% of the employee's elective deferrals up to 5% of the total annual compensation paid to the Plan participant. The Company's expense under the Plan for 1996, 1995 and 1994 was $629,054, $228,294 and $174,090,
respectively.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996

9.  PUBLIC OFFERINGS

        In February 1994, the Company issued 1,650,000 shares of Common Stock in an initial public offering. The Company used a portion of the net proceeds of the offering to repay all outstanding indebtedness (except indebtedness related to capital lease obligations) and to redeem 227 shares of Preferred Stock. At the closing of the offering, 7,179 shares of Preferred Stock were converted into Common Stock at a conversion price equal to the initial public offering price ($15.00 per share of Common Stock).

        In August 1996, the Company completed an offering of 720,000 shares of its common stock, at a price of $18.75 per share, less underwriting discounts and commissions. Of the total shares sold, the Company issued 550,000 shares and certain stockholders of the Company ("Selling Stockholders") sold 170,000 shares. In September 1996, the underwriters exercised their over-allotment option, resulting in the issuance by the Company of an additional 82,500 shares of common stock, and the sale of an additional 25,500 shares by the Selling Stockholders. Proceeds of this offering, net of underwriting fees, amounted to $11.2 million, of which $3.4 million was used to repay debt, and the balance was used for other expenses related to the offering, working capital, and general and corporate purposes.


10. SYSTEM AND MARKETING AGREEMENTS

        In connection with its international expansion, the Company has entered into relationships in Europe with Xpedite Systems, GmbH ("XSG"), Xpedite Systems, S.A. ("XSSA") and Xpedite Systems, Ltd. ("XSL," and collectively with XSG and XSSA, the "European Affiliates"). At the time of formation of each of these entities, the Company entered into a Systems and Marketing Agreement and a Put and Call Option Agreement (collectively, the "Put/Call Agreements") with each European Affiliate and, in the case of the Put/Call Agreements, each affiliate's shareholders. These agreements provide for the sale by the Company to each European Affiliate of the Company's document distribution system, along with a license to the software used to operate such system, joint marketing efforts, and "put" and "call" rights which, upon the achievement of specified levels of financial performance by the relevant European Affiliate and fulfillment of certain other conditions, would enable or require the Company to purchase interests in the relevant European Affiliate. The Company currently owns 18.8% of XSSA and 19% of XSG, and has an option to purchase an additional 17% of XSG held by a significant shareholder of XSG. The Company has no current ownership stake in XSL. Loans to the aforementioned European Affiliates total approximately $3.5 million and $2.5 million at December 31, 1996 and 1995, respectively, and reflected in the Company's consolidated balance sheets.

        Because (i) Xpedite UK is likely to produce operating results in excess of the minimum earnings required in order to enable the exercise of the put and call option in the Xpedite UK Put/Call Agreement, and (ii) Xpedite Germany has recently produced operating results indicating Xpedite Germany may attain the minimum earnings required in order to enable the exercise of the put and call option in the Xpedite Germany Put/Call Agreement, and if the financial performance of Xpedite UK and Xpedite Germany continues, it is reasonably likely that the Company could exercise or be subject to the exercise of these options in early 1998 with respect to Xpedite UK and Xpedite Germany.

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


10. SYSTEM AND MARKETING AGREEMENTS (CONTINUED)


        Assuming that Xpedite Germany achieves the minimum amount of earnings of $1.1 million (at current exchange rates) contemplated by the Xpedite Germany Put/Call Agreement and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option with respect to Xpedite Germany would be approximately $8.3 million, after exercise of the "special option" granted to the Company to purchase approximately 17.5% of the outstanding share of Xpedite Germany from a current shareholder for $33,000. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

        Assuming that Xpedite UK continues its current earnings trend, and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option with respect to Xpedite UK would be approximately $89.0 million. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

        Xpedite France has not met the minimum amount of earnings necessary for the put or call option to be exercisable, and therefore, due to the uncertainties as to the ability of Xpedite France to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next eighteen months. However, assuming that Xpedite France achieves the minimum amount of earnings of $1.1 million (at current exchange rates) contemplated by the Xpedite France Put/Call Agreement and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $11.3 million. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

        If exercised, the purchase price payable in connection with the "put" and "call" options is payable 20% in cash or negotiable securities and 80% in common stock of the Company (in the case of Xpedite UK and Xpedite France), or a combination of cash, common stock of the Company, or any negotiable security, at the Company's option, in the case of Xpedite Germany. In addition to the foregoing, the Company may purchase one or more of the European Affiliates pursuant to negotiations with the stockholders thereof (a "Negotiated Purchase"). The Company has had preliminary discussions with each of the European Affiliates regarding a Negotiated Purchase. The Company cannot predict the purchase price payable in connection with any such Negotiated Purchase or whether any such Negotiated Purchase will occur.

        In conjunction with its analysis of its strategic alternatives to enhance stockholder value, the Company is considering effecting a recapitalization which could entail a substantial increase in the Company's leverage and the distribution to the Company's stockholders of a special dividend. The Company believes that such a leveraged recapitalization would provide meaningful liquidity to its stockholders and also would have a significant impact on the Company's stock price. Accordingly, because one element of the formula utilized to calculate the purchase price payable pursuant to any "put" or "call" option is the Company's stock price, the Company believes that such a leveraged

                              XPEDITE SYSTEMS, INC.

                                DECEMBER 31, 1996


10. SYSTEM AND MARKETING AGREEMENTS (CONTINUED)


recapitalization would result in a substantial reduction in the price paid in connection with any exercise of a "put" or "call" option. There can be no assurance that the Company will effect any such leveraged recapitalization. See
Note 12 for additional discussion of the Company's analysis of its strategic alternatives.

        The Company believes that its sources of capital, including internally generated funds, and cash available pursuant to its Credit Facility will be adequate to satisfy its debt requirements and anticipated capital needs for the next twelve months. However, the Company may elect to finance its future capital requirements through additional equity or debt financing. Further, if the Company exercises or is subject to the exercise of the options described above, or purchases one or more of the European Affiliates pursuant to a Negotiated Purchase, and if the Company elects to finance such exercise or purchase using cash, then the Company may be required to obtain additional equity or debt financing. The Company cannot predict whether or not the purchase of all or any portion of one or more of the European Affiliates will have a dilutive effect on the Company's earnings, as such effect will be dependent upon purchase price paid, the manner in which the purchase is financed and other variable factors.

        If and when the put and call options are exercised, the investments in Xpedite Germany, Xpedite UK and Xpedite France will be accounted for either on the equity method of accounting or will be consolidated, depending on the Company's percentage of ownership.


11. SEGMENT DATA AND GEOGRAPHIC INFORMATION

        The Company operates in one industry segment. The following table presents financial information based on the Company's geographic segments for the years ended December 31, 1996 and December 31, 1995:



                                         NET              OPERATING           IDENTIFIABLE
               1996                    REVENUES             INCOME               ASSETS
---------------------------------   --------------     ----------------    ------------------
North America....................   $   91,387,431     $     17,242,174    $       66,282,306

Far East.........................       25,505,348              435,326            14,401,049

Europe...........................       12,954,872            2,775,290             7,707,517
                                 -----------------     ----------------    ------------------

Total............................   $  129,847,651     $     20,452,790    $       88,390,872
                                 =================     ================    ==================



                              XPEDITE SYSTEMS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1996



11. SEGMENT DATA AND GEOGRAPHIC INFORMATION (CONTINUED)



                                          NET                OPERATING             IDENTIFIABLE
              1995                      REVENUES            (LOSS) INCOME             ASSETS
---------------------------------   ----------------     ------------------     ------------------
North America....................   $     52,022,430     $      (44,020,454)    $       49,650,056

Far East.........................          2,198,893               (102,167)            11,994,268

Europe...........................          1,462,639                 43,237             11,238,447
                                 -------------------     ------------------     ------------------

Total............................    $    55,683,962     $      (44,079,384)    $       72,882,771
                                 ===================     ==================     ==================



12. SUBSEQUENT EVENTS (UNAUDITED)

        In February 1997, the Company retained Merrill, Lynch & Co. ("Merrill") to assist the Board of Directors of the Company (the "Board") in evaluating the strategic direction of the Company, including the evaluation of possible business combinations, a leveraged recapitalization or other methods for enhancing stockholder value. The Board also appointed a special committee, consisting of Philip A. Campbell and Robert Chefitz, to evaluate the strategic alternatives that may be available to the Company to enhance stockholder value. The special committee, with the assistance of Merrill, is continuing to evaluate the Company's strategic alternatives.

        In a related development, on February 7, 1997, the Company announced that it had received a proposal (the "Proposal") from a group which included UBS Capital Partners (an affiliate of Union Bank of Switzerland), Fenway Partners and members of the Company's senior management to acquire the Company in a transaction in which the Company's shareholders would receive $22.50 per share in cash for their shares of Common Stock. The Proposal was subject to the satisfaction of a variety of material conditions, including the negotiation of satisfactory arrangements with Xpedite's affiliates in the United Kingdom and Germany.
The Proposal expired on March 7, 1997.

SHAREHOLDER INFORMATION


LISTING OF COMMON STOCK

Xpedite's common stock is traded on the
NASDAQ National Market System (symbol:
"XPED"). At April 4, 1997 the Company had 181 common stockholders of record.


AVAILABILITY OF FORM 10-K ANNUAL REPORT

The Company's 1996 Form 10-K Annual Report is available without charge to shareholders and may be obtained through contacting:

    Robert S. Vaters
    Chief Financial Officer
    Xpedite Systems, Inc.
    446 Highway 35
    Eatontown, NJ 07724
    (908) 389-3900


EXECUTIVE OFFICERS

Roy B. Andersen, Jr.
    Chief Executive Officer and
    President

    Max A. Slifer
    Executive Vice President,
    North American Operations

George Abi Zeid
    Executive Vice President,
    International Operations

Robert S. Vaters
    Executive Vice President, Finance,
    Chief Financial Officer and
    Secretary

Dennis Schmaltz
    Vice President, Engineering and
    Systems Operations



TRANSFER AGENT AND REGISTRAR FOR COMMON
STOCK


First Union National Bank of North Carolina
230 South Tryon Street, 10th Floor
Charlotte, North Carolina 28288-1154
(704) 383-0113

AUDITORS

Ernst & Young LLP
Metro Park
99 Wood Avenue South
Islein, NJ 08830

BOARD OF DIRECTORS

Roy B. Anderson, Jr.
    Chief Executive Officer
    President of the Company

John C. Baker**
    President
    Baker Capital Corp.
    New York, New York

Philip A. Campbell**
    Chairman
    Tele-Resources International, Inc.
    Naples, Florida

Robert Chefitz*
    Vice President
    Patricof & Co. Ventures, Inc.
    New York, New York

David Epstein*
    President, Clarion Capital Corp.
    Principal, First Registry, Inc.
    Westport, Connecticut

*   Audit Committee Member
**  Compensation Committee Member

                       THIS PAGE INTENTIONALLY LEFT BLANK

                       THIS PAGE INTENTIONALLY LEFT BLANK